Exhibit 10.14.1

EXECUTION VERSION

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CREDIT AGREEMENT

among

MESA AIRLINES, INC.

as Borrower

THE LENDERS NAMED HEREIN

as Lenders

OBSIDIAN AGENCY SERVICES, INC.

as Security Trustee

and

CORTLAND CAPITAL MARKET SERVICES LLC

as Administrative Agent

dated as of

December 14, 2016

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i

Schedule 1	Commitments of Lenders
Schedule 2	Engines
Schedule 6.1	Corporate Existence; Foreign Qualification
Schedule 6.4	Litigation and Administrative Proceedings
Schedule 6.11	Employee Benefits Plans

Exhibit A	Form of Delayed Draw Credit Note
Exhibit B	Form of Engine Acquisition Note
Exhibit C	Loan Amortization Tables
Exhibit D	Form of Notice of Loan
Exhibit E	Form of Assignment and Acceptance Agreement
Exhibit F	Form of Engine Utilization Report

This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 14th day of December, 2016 among:

(a)        MESA AIRLINES, INC., a Nevada corporation (the “Borrower”);

(b)        the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 11.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”);

(c)        OBSIDIAN AGENCY SERVICES, INC., a California corporation, as security trustee for the Lenders (the “Security Trustee”); and

(d)        CORTLAND CAPITAL MARKET SERVICES LLC, a Delaware limited liability company, as administrative agent for the Lenders (the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower, the Security Trustee, the Administrative Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1.    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means an account, as that term is defined in the U.C.C.

“Acquisition Agreement” means, collectively, that certain (i) Letter Agreement No. 7 to GTA No. CF34-0801-055, dated as of June 21, 2016, between General Electric Company, acting through its GE–Aviation business unit (“GE”) , and the Parent, relating to six (6) General Electric model CF34-8C5 engines; (ii) Letter Agreement No. 8 to GTA No. CF34-0801-055, dated as of July 26, 2016, between GE, and the Parent, relating to five (5) General Electric model CF34-8C5 engines; (iii) Letter Agreement No. 9 to GTA No. CF34-0801-055, dated as of December 2, 2016, between GE, and the Parent, relating to five (5) General Electric model CF34-8C5 engines; (iv) Aircraft Engine Purchase Agreement, dated as of September 2, 2016, between NAS Investments 75, Inc. and the Borrower, relating to one (1) General Electric model CF34-8C5 engine; (v) Engine Sale and Purchase Agreement, dated as of July 8, 2016, between Magellan Aviation Services Limited and the Borrower; relating to two (2) General Electric model CF34-8C5 engines; and (vi) Engine Sale Agreement, dated as of June 23, 2016, between Beautech Power Systems, LLC and the Borrower; relating to one (1) General Electric model CF34-8C5 engine.

“Administrative Agent” means that term as defined in the first paragraph of this Agreement.

“Administrative Agent Account” shall mean the deposit account of Administrative Agent designated in writing by the Administrative Agent to the Borrower and the Security Trustee from time to time

“Administrative Agent Fee Letter” means the fee letter, dated as of December 14, 2016, between Borrower and Cortland, as amended from time to time.

“Affected Lender” means a Defaulting Lender or an Insolvent Lender.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control of another Person and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means that term as defined in the first paragraph of this Agreement.

“Applicable Commitment Percentage” means, for each Lender:

(a)        with respect to the Delayed Draw Credit Commitment, the percentage, if any, set forth opposite such Lender’s name under the column headed “Delayed Draw Credit Commitment Percentage”, as set forth on Schedule 1 hereto, subject to assignments of interests pursuant to Section 11.10 hereof; and

(b)        with respect to the Engine Acquisition Loan Commitment (or the Engine Acquisition Loan(s) if the Engine Acquisition Loan Commitment is no longer in effect), the percentage, if any, set forth opposite such Lender’s name under the column headed “Engine Acquisition Loan Commitment Percentage”, as set forth on Schedule 1 hereto, subject to assignments of interests pursuant to Section 11.10 hereof.

“Applicable Debt” means:

(a)        with respect to the Delayed Draw Credit Commitment, collectively, (i) all Indebtedness incurred by the Borrower to the Delayed Draw Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on all Delayed Draw Loans, (ii) each extension, renewal or refinancing of the foregoing, in whole or in part, (iii) the commitment, upfront, prepayment and other fees and amounts payable hereunder in connection with the Delayed Draw Credit Commitment, and (iv) all Related Expenses incurred in connection with the foregoing; and

(b)        with respect to the Engine Acquisition Loan Commitment, collectively, (i) all Indebtedness incurred by the Borrower to the Engine Acquisition Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on the Engine Acquisition Loans, (ii) each extension, renewal or refinancing of the foregoing in whole or in part, (iii) the upfront, prepayment and other fees and amounts payable hereunder in connection with the Engine Acquisition Loan Commitment, and (iv) all Related Expenses incurred in connection with the foregoing.

“Applicable Margin” means seven and one quarter percent (7.25%) per annum.

“Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit E or such other form acceptable to Administrative Agent.

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to the Administrative Agent) to handle certain administrative matters in connection with this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Borrower” means that term as defined in the first paragraph of this Agreement.

“Business Day” means a day that is not a Saturday, a Sunday or another day of the year on which commercial banks are authorized or required to close in New York, New York or Los Angeles, California and is a day of the year on which dealings in Dollar deposits are carried on in the London interbank Eurodollar market.

“Capitalized Lease Obligations” means obligations of the Borrower for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalent” means cash equivalent as determined in accordance with GAAP.

“Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Closing Delayed Draw Amount” means Fifty-Three Million Six Hundred Seventy-Three Thousand Eight Hundred Seventeen Dollars and Fifty Cents ($53,673,817.50).

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means the Engine Acquisition Collateral and the Delayed Draw Collateral.

“Commitment” means the obligation hereunder of the Lenders, during the applicable Commitment Period, to make Loans pursuant to the Delayed Draw Credit Commitment and the Engine Acquisition Loan Commitment, up to the Total Commitment Amount.

“Commitment Period” means, with respect to (i) the Delayed Draw Tranche B Credit Commitment, the period from the Closing Date to February 28, 2017, or such earlier date on which Delayed Draw Tranche B Credit Commitment shall have been terminated pursuant to

Article IX hereof, (ii) the Delayed Draw Tranche C Credit Commitment, the period from the Closing Date to December 31, 2017, or such earlier date on which Delayed Draw Tranche C Credit Commitment shall have been terminated pursuant to Article IX hereof and (iii) the Engine Acquisition Loan Commitment, the period from the Closing Date to December 31, 2016, or such earlier date on which such Engine Acquisition Loan Commitment shall have been terminated pursuant to Article IX hereof.

“Cortland” means Cortland Capital Market Services LLC, a Delaware limited liability company.

“Controlled Group” means the Borrower and each Person required to be aggregated with the Borrower under Code Section 414(b), (c), (m) or (o).

“Credit Event” means the making by the Lenders of a Loan.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2.00%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2.00%) in excess of the Derived Eurodollar Rate from time to time in effect.

“Defaulting Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) has failed (which failure has not been cured) to fund any Loan required to be made hereunder in accordance with the terms hereof (unless such Lender shall have notified the Administrative Agent and the Borrower in writing of its good faith determination that a condition under Section 4.1 hereof to its obligation to fund any Loan shall not have been satisfied); (b) has notified the Borrower (with a copy to Administrative Agent) or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after receipt of a written request from the Administrative Agent or the Borrower to confirm with the Administrative Agent and the Borrower that it will comply with the terms of this Agreement relating to its obligation to fund prospective Loans, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason; or (d) has failed to pay to the Administrative Agent or any other Lender when due an amount owed by such Lender to the Administrative Agent or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured. Any Defaulting Lender shall cease to be a Defaulting Lender when the Administrative Agent determines, in its reasonable discretion, that such Defaulting Lender is no longer a Defaulting Lender based upon the characteristics set forth in this definition.

“Delayed Draw Amount” means the Closing Delayed Draw Amount, as such amount may be decreased pursuant to Section 2.10 hereof.

“Delayed Draw Collateral” all of the Borrower’s existing and future right, title and interest in (i) each Engine acquired in connection with any Delayed Draw Loan, (ii) Warranty Rights in respect of such Engines, (iii) Requisition, Disposition and Insurance Proceeds in respect of such Engines, (iv) any recognition of rights agreements and title recognition agreements from airframe owners, or similar protections, in respect such Engines, and (v) any rights under the Acquisition Agreement in respect of such Engines and (b) Proceeds and products of each of the foregoing.

“Delayed Draw Credit Availability” means, at any time, the amount equal to the Delayed Draw Credit Commitment minus the Delayed Draw Credit Exposure.

“Delayed Draw Credit Commitments” means, collectively, the Delayed Draw Tranche B Credit Commitments and the Delayed Draw Tranche C Credit Commitments.

“Delayed Draw Tranche B Credit Commitments” means the obligation hereunder, during the Commitment Period for the Delayed Draw Tranche B Credit Commitment, of each Delayed Draw Lender to make Delayed Draw Loans up to the aggregate amount set forth opposite such Delayed Draw Lender’s name under the column headed “Delayed Draw Tranche B Credit Commitment Amount” as set forth on Schedule 1 hereto, up to an aggregate principal amount outstanding at any time equal to the Delayed Draw Amount.

“Delayed Draw Tranche C Credit Commitments” means the obligation hereunder, during the Commitment Period for the Delayed Draw Tranche C Credit Commitment, of each Delayed Draw Lender to make Delayed Draw Loans up to the aggregate amount set forth opposite such Delayed Draw Lender’s name under the column headed “Delayed Draw Tranche C Credit Commitment Amount” as set forth on Schedule 1 hereto, up to an aggregate principal amount outstanding at any time equal to the Delayed Draw Amount.

“Delayed Draw Credit Exposure” means, at any time, the aggregate principal amount of all Delayed Draw Loan outstanding.

“Delayed Draw Credit Note” means a Delayed Draw Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.5(a) hereof.

“Delayed Draw Lender” means a Lender with a percentage of the Delayed Draw Credit Commitment as set forth on Schedule 1 hereto, or that acquires a percentage of the Delayed Draw Credit Commitment pursuant to Section 11.10 hereof.

“Delayed Draw Loan” means each loan made to the Borrower by the Delayed Draw Lenders in accordance with Section 2.2 hereof.

“Delayed Draw Loan Maturity Date” means, with respect to a Delayed Draw Loan, the last day of the month containing the date that is 5 years after the applicable Drawdown Date.

“Delayed Draw Loan Termination Date” shall mean the earlier to occur of (a) the Delayed Draw Loan Maturity Date and (b) the acceleration of the applicable Delayed Draw Loan (if any).

“Delayed Draw Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by the Borrower to the Security Trustee, the Administrative Agent, or any Lender pursuant to this Agreement or any other Loan Documents, and includes the principal of and interest on the Delayed Draw Loan; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment, upfront and other fees, and any prepayment fees, payable pursuant to this Agreement or any other Loan Document; (d) every other liability, now or hereafter owing to the Security Trustee, the Administrative Agent or any Lender by the Borrower pursuant to this Agreement or any other Loan Document; and (e) all Related Expenses, in each case, in respect of the Delayed Draw Loan.

“Delivery Date” means each date that an Engine is acquired pursuant to the Acquisition Agreement.

“Deposit Account” means a deposit account, as that term is defined in the U.C.C.

“Derived Eurodollar Rate” means a rate per annum equal to the sum of the Applicable Margin for Loans plus the greater of (a) one half of one percent (0.50%) and (b) the Eurodollar Rate.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” or the $ sign means lawful currency of the United States of America.

“DOT” means the United States Department of Transportation, or any governmental body or agency succeeding to any of its principal functions.

“Drawdown Date” means, in the case of any Loan, the applicable drawdown date for such Loan.

“Eligible Transferee” means a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not (a) the Borrower or its Affiliate, (b) a competitor of the Borrower or its Affiliate, (c) an airline; (d) a manufacturer of regional passenger jet aircraft, (e) a natural person or (f) any Person that owns a greater than 50% equity investment in an air carrier.

“Engine” means each of up to twenty (20) General Electric model CF34-8C5 engines acquired or to be acquired by the Borrower pursuant to the Acquisition Agreement, each as more specifically described on Schedule 2 together with all Parts (as defined in the FAA Mortgage).

“Engine Acquisition Collateral” means (a) all of the Borrower’s existing and future right, title and interest in (i) each Engine acquired in connection with the Engine Acquisition Loans,

(ii) Warranty Rights in respect of such Engines, (iii) Requisition, Disposition and Insurance Proceeds in respect of such Engines, (iv) any recognition of rights agreements and title recognition agreements from airframe owners, or similar protections, in respect of such Engines and (v) any rights under the Acquisition Agreement in respect of such Engines and (b) Proceeds and products of each of the foregoing.

“Engine Acquisition Lender” means a Lender with a percentage of the Engine Acquisition Loan Commitment as set forth on Schedule 1 hereto, or that acquires a percentage of the Engine Acquisition Loan Commitment pursuant to Section 11.10 hereof.

“Engine Acquisition Loan” means each loan made to the Borrower by the Engine Acquisition Lenders in the aggregate original principal amount of up to Forty-Six Million Seven Hundred Forty-Three Thousand Eight Hundred Twenty Dollars ($46,743,820), in accordance with Section 2.3 hereof.

“Engine Acquisition Loan Commitments” means the obligation hereunder, during the Commitment Period for the Engine Acquisition Loan Commitments, of each Engine Acquisition Lender to participate in the making of each Engine Acquisition Loan, up to the amount set forth opposite such Engine Acquisition Lender’s name under the column headed “Engine Acquisition Loan Commitment Amount” as set forth on Schedule 1 hereto.

“Engine Acquisition Loan Exposure” means, at any time, the outstanding principal amount of the Engine Acquisition Loans.

“Engine Acquisition Loan Maturity Date” means, with respect to an Engine Acquisition Draw Loan, the last day of the month containing the date that is 5 years after the applicable Drawdown Date.

“Engine Acquisition Loan Termination Date” shall mean the earlier to occur of (a) the Engine Acquisition Loan Maturity Date and (b) the acceleration of the Engine Acquisition Loans.

“Engine Acquisition Note” means an Engine Acquisition Note, in the form of the attached Exhibit B executed and delivered pursuant to Section 2.5(b) hereof.

“Engine Acquisition Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by the Borrower to the Security Trustee, the Administrative Agent, or any Lender, pursuant to this Agreement or any other Loan Documents, and includes the principal of and interest on each Engine Acquisition Loan; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the upfront and other fees, and any prepayment fees, payable pursuant to this Agreement or any other Loan Document; (d) every other liability, now or hereafter owing to the Security Trustee, the Administrative Agent or any Lender by the Borrower pursuant to this Agreement or any other Loan Document; and (e) all Related Expenses, in each case, in respect of the Engine Acquisition Loans.

“Engine Collateral” has the meaning set forth in the FAA Mortgage.

“Engine Manufacturer” means General Electric.

“Engine Warranty Agreement” means each Engine Warranty Agreement between the Borrower, the Security Trustee and the Engine Manufacturer.

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on the Borrower or of the imposition of a Lien on the assets of the Borrower; (b) the engagement by the Borrower in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to the Borrower; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Code Sections 412 or 430 or ERISA Section 302) applicable to such Pension Plan whether or not waived; (d) the failure to make by its due date a required installment under Code Section 430(j) with respect to any Pension Plan; (e) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to make additional contributions or provide security under Code Section 436 or ERISA Section 206(g); (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Code Section 430 or ERISA Section 303); (g) the occurrence of a Reportable Event with respect to any Pension Plan; (h) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (i) the failure by a Controlled Group member to make any required contributions to a Multiemployer Plan; (j) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241 or to be insolvent under ERISA Section 4245; (k) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (l) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (m) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (n) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits;

or (o) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Rate” means, with respect to any Loan for any Interest Period, a rate per annum (calculated on the basis of a 360-day year and actual days elapsed) equal to the one (1) month rate determined by the Administrative Agent by reference to the applicable LIBOR Bloomberg screen page as of 11:00 A.M. (London time) (rounded upwards to the nearest 1/16 of 1%), on the day two (2) Business Days prior to the first day of the relevant Interest Period. If on any date for determining the Eurodollar Rate the offered rate does not appear on the applicable LIBOR Bloomberg screen page, the Administrative Agent shall request each of the Reference Banks (as defined below) to provide the Administrative Agent with its offered quotation for United States dollar deposits to prime banks in the London interbank market for a period most nearly comparable to such relevant period as of 11:00 A.M., London time, on such date and “Eurodollar Rate” on such date shall be the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16 of 1%) of all such quotations; provided, however, that if fewer than two of the Reference Banks are quoting as described above, “Eurodollar Rate” for such date shall be the cost, as determined by the Administrative Agent, of funding the relevant amount for the relevant period from whatever sources it may reasonably select from time to time. “Reference Banks” for the purposes of this Eurodollar Rate definition shall mean the principal London offices of JPMorgan Chase Bank N.A., Wells Fargo Bank, N.A. and Bank of America N.A. and/or such other bank or banks as may from time to time be selected by the Administrative Agent and agreed to by the Borrower.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VIII hereof.

“Event of Loss” has the meaning set forth in the FAA Mortgage.

“Event of Loss Determination Notice” means that term as defined in Section 2.12(a)(ii) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, in the case of the Security Trustee, the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which the Security Trustee, the Administrative Agent or such Lender, as the case may be, is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located.

“FAA” means the Federal Aviation Administration, and any successor agency thereto.

“FAA Mortgage” means the Mortgage and Security Agreement entered into in connection with this Agreement between the Borrower, as grantor, and the Security Trustee.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor versions thereof that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date, provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted to U.S. national banks selected by Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Financial Officer” means any of the following officers: chief executive officer, president, treasurer, chief financial officer or controller. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Borrower.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of the Borrower.

“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization exercising such functions.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by the Borrower with any Person in connection with any Indebtedness of the Borrower, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by the Borrower.

“Indebtedness” means, for the Borrower, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance except to the extent such obligations are fully cash collateralized, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all Capitalized Lease Obligations, (h) all obligations of the Borrower with respect to asset securitization financing programs, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to the Borrower, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by the Borrower to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) above.

“Insolvent Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) is not Solvent or is the subsidiary of a Person that is not Solvent; or (b) has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or is a subsidiary of a Person that has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be an Insolvent Lender solely by virtue of the ownership or acquisition of an equity interest in such Lender or a parent company thereof by a governmental authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any Insolvent Lender shall cease to be an Insolvent Lender when the Administrative Agent determines, in its reasonable discretion, that such Insolvent Lender is no longer an Insolvent Lender based upon the characteristics set forth in this definition.

“Interest Period” means, for any Loan (i) with respect to the initial Interest Period, the period commencing on the date such Loan is advanced to the Borrower hereunder and ending on the next Regularly Scheduled Payment Date; (ii) with respect to each subsequent Interest Period other than the last Interest Period prior to the Termination Date, the period commencing on the last day of the preceding Interest Period and ending on the next Regularly Scheduled Payment Date; and (iii) with respect to the last Interest Period prior to the Termination Date, the period commencing on the last day of the preceding Interest Period and ending on the Termination Date.

“International Registry” means that term as defined in Title 49, Section 44113 (the Cape Town Treaty Implementation Act of 2004), as amended from time to time.

“knowledge” means, and shall be limited to, the actual knowledge of the following individuals as of the date the applicable representation is made: Jonathan G. Ornstein, Michael J. Lotz and Brian S. Gillman and each of their respective successors.

“Lender” means that term as defined in the first paragraph of this Agreement.

“Lender Credit Exposure” means, for any Lender, at any time, the aggregate of such Lender’s respective pro rata shares of the Delayed Draw Credit Exposure and the Engine Acquisition Loan Exposure.

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset, and the filing of, or agreement to give, any financing statement perfecting a security interest or providing a notice filing (other than a notice filing with respect to a bailment, a consignment or an operating lease) of a lien or security interest under the law of any jurisdiction.

“Loan” means, as the context may require, a Delayed Draw Loan or an Engine Acquisition Loan.

“Loan Documents” means, collectively, this Agreement, each Note, and each Security Document, the Administrative Agent Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Mandatory Prepayment” means that term as defined in Section 2.12(a) hereof.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations or financial condition of the Borrower, (b) the rights and remedies of the Security Trustee, the Administrative Agent or the Lenders under any Loan Document, (c) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party or (d) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to (a) decreases of the Delayed Draw Loans pursuant to Section 2.10 hereof, (b) decreases of any Loan by virtue of principal payments made and (c) assignments of interests pursuant to Section 11.10 hereof.

“Maximum Rate” means that term as defined in Section 2.4(d) hereof.

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Net Worth” means, at any date, the shareholders’ equity of the Borrower, determined as of such date.

“Non-Consenting Lender” means that term as defined in Section 11.3(c) hereof.

“Non-U.S. Lender” means that term as defined in Section 3.2(c) hereof.

“Note” means a Delayed Draw Credit Note or Engine Acquisition Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit D.

“Obligations” means, collectively, the Engine Acquisition Obligations and the Delayed Draw Obligations.

“Obsidian” means Obsidian Agency Services, Inc., a California corporation.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or under any other Loan Document, or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overall Commitment Percentage” means, for any Lender, the percentage determined by dividing (a) the sum, based upon such Lender’s Applicable Commitment Percentages, of (i) the principal outstanding on the Engine Acquisition Loan(s) and (ii) the aggregate principal amount of Delayed Draw Loan outstanding; by (b) the aggregate principal amount of all Loans outstanding.

“Parent” means Mesa Air Group, Inc., a Nevada corporation and the direct parent of the Borrower.

“Participant” means that term as defined in Section 11.11 hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Liens” means, at any time, Liens on any Collateral permitted to exist at such time pursuant to the terms of Section 5.9.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Proceeds” means (a) proceeds, as that term is defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds include, without limitation, moneys, checks and Deposit Accounts.    Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, the right of the Security Trustee and the Lenders to Proceeds specifically set forth herein, or indicated in any financing statement, shall never constitute an express or implied authorization on the part of the Security Trustee or any Lender to the Borrower’s sale, exchange, collection or other disposition of any or all of the collateral securing the Obligations.

“Register” means that term as described in Section 11.10(i) hereof.

“Regularly Scheduled Payment Date” means, (a) with respect to the Engine Acquisition Loan, the last Business Day of each month beginning with the month after the applicable Drawdown Date, and the Engine Acquisition Loan Maturity Date, and (b) with respect to a Delayed Draw Loan, the last Business Day of each month beginning with the month after the applicable Drawdown Date, and the Delayed Draw Loan Maturity Date; provided that, if any such Regularly Scheduled Payment Date is not a Business Day, then such Regularly Scheduled Payment Date shall be the immediately succeeding Business Day (unless such succeeding Business Day would fall in the next calendar month, in which case such Regularly Scheduled Payment Date shall be the immediately preceding Business Day).

“Related Expenses” means any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by the Security Trustee, the Administrative Agent, or imposed upon or asserted against the Security Trustee, the Administrative Agent or any Lender, in any attempt by the Security Trustee, the Administrative Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan

Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of the Borrower or any such collateral; or (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Writing” means each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by the Borrower, or any of its officers, to the Security Trustee, the Administrative Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means the holders, based upon each Lender’s Applicable Commitment Percentages, of at least fifty-one percent (51%) of an amount (the “Total Amount”) equal to the sum of:

(a)        (i) during the Commitment Period for the Delayed Draw Loan, the Delayed Draw Credit Exposure plus any remaining Delayed Draw Credit Commitment, or (ii) after the Commitment Period for the Delayed Draw Loan, the Delayed Draw Credit Exposure; and

(b)        (i) during the Commitment Period for the Engine Acquisition Loans, the Engine Acquisition Loan Exposure plus any remaining Engine Acquisition Loan Commitment or (ii) after the Commitment Period for the Engine Acquisition Loans, the Engine Acquisition Loan Exposure;

provided that (A) the portion of the Total Amount held or deemed to be held by any Defaulting Lender or Insolvent Lender shall be excluded for purposes of making a determination of Required Lenders, and (B) if there shall be two or more Lenders (that are not Defaulting Lenders or Insolvent Lenders), Required Lenders shall constitute at least two Lenders.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

“Requisition, Disposition and Insurance Proceeds” has the meaning set forth in the FAA Mortgage.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Section 1110” means 11 U.S.C. Section 1110 of the Bankruptcy Code or any successor or analogous section of the federal bankruptcy law in effect from time to time.

“Security Document” means the FAA Mortgage and each supplement thereto, each Engine Warranty Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States of America filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by the Borrower or any other Person to the Security Trustee, for the benefit of the Lenders or Administrative Agent, as security for the Obligations, or any part thereof, and each other agreement executed or provided to the Security Trustee in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Security Trustee” means that term as defined in the first paragraph of this Agreement.

“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s debts as such debts become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital. As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.

“Specific Commitment” means the Delayed Draw Credit Commitment or the Engine Acquisition Loan Commitment.

“Taxes” means any and all present or future taxes of any kind, including, but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Termination Date” shall mean (i) with respect to the Engine Acquisition Loans, the Engine Acquisition Loan Termination Date and (ii) with respect to the Delayed Draw Loan, the Delayed Draw Loan Termination Date.

“Title 49” means Title 49 of the United States Code.

“Total Commitment Amount” means the principal amount of One Hundred Million Four Hundred Seventeen Thousand Six Hundred Thirty-Seven Dollars and Fifty Cents ($100,417,637.50), as such amount may be decreased pursuant to Section 2.10 hereof.

“Tranche B” means that term as defined in Section 2.2(a) hereof.

“Tranche C” means that term as defined in Section 2.2(c) hereof.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of New York; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “U.C.C.” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“Warranty Rights” has the meaning set forth in the FAA Mortgage.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Yield Enhancement Fee” means that term as defined in Section 2.7(g) hereof.

Section 1.2.    Accounting Terms.    Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

Section 1.3.    Terms Generally.    The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1.    Amount and Nature of Credit.

(a)        Subject to the terms and conditions of this Agreement, the Lenders, during the applicable Commitment Period and to the extent hereinafter provided, shall make Loans to the Borrower, at the request of the Borrower, in such aggregate amount as the Borrower shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans outstanding under this Agreement be in excess of the Total Commitment Amount.

(b)        Each Lender, for itself and not one for any other, agrees to make Loans, during the applicable Commitment Period, on such basis that, immediately after the completion of any borrowing by the Borrower:

(i)        the aggregate outstanding principal amount of Loans made by such Lender shall not be in excess of the Maximum Amount for such Lender; and

(ii)        with respect to each Specific Commitment, the aggregate outstanding principal amount of Loans made by such Lender with respect to such Specific Commitment shall represent that percentage of the aggregate principal amount then outstanding on all Loans within such Specific Commitment that shall be such Lender’s Applicable Commitment Percentage.

Within each Specific Commitment, each borrowing from the Lenders shall be made pro rata according to the respective Applicable Commitment Percentages of the Lenders.

(c)        The Loans may be made as a Delayed Draw Loan as described in Section 2.2 hereof, and as Engine Acquisition Loans as described in Section 2.3 hereof.

Section 2.2.    Delayed Draw Loan.    Subject to the terms and conditions of this Agreement:

(a)        during the Commitment Period in respect of the Delayed Draw Tranche B Credit Commitments, the Delayed Draw Lenders shall make Delayed Draw Loans to the Borrower at the times and in the amounts as follows:

(i)        on any one Business Day during such Commitment Period, in an amount equal to up to Ten Million Four Hundred Seventy-Two Thousand Nine Hundred Forty Dollars ($10,472,940); and

(ii)        on any one Business Day during such Commitment Period, in an amount equal to up to Fifteen Million Seven Hundred Nine Thousand Four Hundred Ten Dollars ($15,709,410) (together with the amount in clause (a)(i), “Tranche B”);

(b)        during the Commitment Period in respect of the Delayed Draw Tranche C Credit Commitments, the Delayed Draw Lenders shall make Delayed Draw Loans to the Borrower at the times and in the amounts as follows:

(i)        on any one Business Day during such Commitment Period, in an amount equal to up to Ten Million Nine Hundred Ninety-Six Thousand Five Hundred Eighty- Seven Dollars ($10,996,587); and

(ii)        on any one Business Day during such Commitment Period, in an amount equal to up to Sixteen Million Four Hundred Ninety-Four Thousand Eight Hundred Eighty Dollars and Fifty Cents ($16,494,880.50) (together with the amount in clause (b)(i), “Tranche C”);

but in no case exceeding in aggregate principal amount at any time outstanding of the Delayed Draw Credit Commitment. The principal amount of each Delayed Draw Loan shall be repaid in consecutive equal monthly installments on the first Regularly Scheduled Payment Date following the date of the advance of such Delayed Draw Loan in accordance with the repayment schedule attached hereto as Exhibit C, with the entire remaining outstanding principal balance thereof together with all other amounts owing in connection therewith payable in full on the applicable Delayed Draw Loan Termination Date. Any outstanding principal amount of any Delayed Draw Loan that is repaid may not be re-borrowed.

Section 2.3.    Engine Acquisition Loan.    Subject to the terms and conditions of this Agreement, during the applicable Commitment Period in respect of the Engine Acquisition Loans, the Engine Acquisition Lenders shall make an Engine Acquisition Loan to the Borrower for each Engine listed on Schedule 2 as “Initial Acquisition Engines”, in a proportional amount of the total Engine Acquisition Loan Commitment. The Engine Acquisition Loans shall be advanced in a single drawing on the applicable Drawdown Date. The principal amount of each Engine Acquisition Loan shall be repaid in consecutive equal monthly installments in accordance with the repayment schedule attached hereto as Exhibit C, with the entire remaining outstanding principal balance thereof together with all other amounts owing in connection therewith payable in full on the Engine Acquisition Loan Termination Date. Any outstanding principal amount of any Engine Acquisition Loan that is repaid may not be re-borrowed.

Section 2.4.    Interest.

(a)        Engine Acquisition Loan Interest.    The Borrower shall pay interest on the unpaid principal amount of each Engine Acquisition Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto to the last day of the Interest Period applicable thereto, at the Derived Eurodollar Rate. Interest on each Engine Acquisition Loan shall be payable monthly in arrears on each Regularly Scheduled Payment Date and on the Engine Acquisition Loan Termination Date.

(b)        Delayed Draw Loan Interest.    The Borrower shall pay interest on the unpaid principal amount of the Delayed Draw Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto to the last day of the Interest Period applicable thereto, at the Derived Eurodollar Rate. Interest on each Delayed Draw Loan shall be payable on each Regularly Scheduled Payment Date and on the Delayed Draw Loan Termination Date.

(c)        Default Rate.    Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate and (ii) in the case of any other amount not paid when due from the Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate. Any interest accrued at the Default Date shall be payable on demand.

(d)        Limitation on Interest.    In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.5.    Evidence of Indebtedness.

(a)        Delayed Draw Loan.    Upon the request of a Delayed Draw Lender, to evidence the obligation of the Borrower to repay the portion of the Delayed Draw Loan made by such Delayed Draw Lender and to pay interest thereon, the Borrower shall execute a Delayed Draw Credit Note, payable to the order of such Delayed Draw Lender in the principal amount equal to its Applicable Commitment Percentage of the Delayed Draw Amount, or, if less, the aggregate unpaid principal amount of Delayed Draw Loan made by such Delayed Draw Lender; provided that the failure of a Delayed Draw Lender to request a Delayed Draw Credit Note shall in no way detract from the Borrower’s obligations to such Delayed Draw Lender hereunder.

(b)        Engine Acquisition Loan.    Upon the request of an Engine Acquisition Lender, to evidence the obligation of the Borrower to repay the portion of the Engine Acquisition Loan made by such Engine Acquisition Lender and to pay interest thereon, the Borrower shall execute an Engine Acquisition Note, payable to the order of such Engine Acquisition Lender in the principal amount of its Applicable Commitment Percentage of the Engine Acquisition Loan Commitment; provided that the failure of such Engine Acquisition Lender to request an Engine Acquisition Note shall in no way detract from the Borrower’s obligations to such Engine Acquisition Lender hereunder.

Section 2.6.    Notice of Loans and Credit Events; Funding of Loans.

(a)        Notice of Loans and Credit Events.    The Borrower, through an Authorized Officer, shall provide to the Administrative Agent a Notice of Loan, in the case of the initial Credit Event, prior to 6:00 P. M. (Eastern time) at least one (1) Business Day prior to the proposed date of borrowing, and in the case of each subsequent Credit Event, at least ten (10) Business Days prior to the proposed date of borrowing of a Loan.

(b)        Funding of Loans.    The Administrative Agent shall notify each relevant Lender of the date, amount and Interest Period promptly upon the receipt of a Notice of Loan. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Lender shall provide to the Administrative Agent, not later than 2:00 P.M. (Eastern time), the amount in Dollars, in federal or other immediately available funds, required of it. If the Administrative Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, the Administrative Agent shall have the right, upon prior notice to the Borrower, to debit any account of the Borrower or otherwise receive such amount from the Borrower, promptly after demand, in the event that such Lender shall fail to reimburse the Administrative Agent in accordance with this subsection (b). The Administrative Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and the Administrative Agent shall elect to provide such funds.

Section 2.7.    Payment on Loans and Other Obligations.

(a)        Payments Generally.    Each payment made hereunder by the Borrower shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)        Payments from Borrower.    All payments (including prepayments) to the Lenders of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by the Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to the Administrative Agent for the account of each Lender not later than 12:00 noon (Eastern time) on the due date thereof in immediately available funds to the Administrative Agent Account, or as may be otherwise directed by the Administrative Agent. Any such payments received by any Lender after 12:00 noon (Eastern time) may be deemed by the Administrative Agent to have been made and received on the next Business Day.

(c)                Lender Records.    Each appropriate Lender shall record any principal, interest or other payment, the principal amounts of each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans set forth on the records of the Administrative Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d)        Timing of Payments.    Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

(e)        Affected Lender.    To the extent that the Administrative Agent receives any payments or other amounts for the account of a Delayed Draw Lender that is an Affected Lender, at the discretion of the Administrative Agent, such Affected Lender shall be deemed to have requested that the Administrative Agent use such payment or other amount (or any portion thereof, at the discretion of the Administrative Agent) to fulfill its obligations to make Loans.

(f)        [Reserved].

(g)        Yield Enhancement.    The Borrower shall pay a fee (the “Yield Enhancement Fee”) in an amount equal to one and one half percent (1.50%) on all scheduled principal repayments as compensation to the Lenders for the Borrower’s use of the funds. Such fee shall be due and payable on the date of repayment or prepayment, as applicable, and paid to the Administrative Agent for the account of the Lenders in accordance with their Applicable Commitment Percentages.

(h)        Administrative Agent Notice.    Not less than five (5) Business Days prior to each Regularly Scheduled Payment Date, the Administrative Agent shall provide Borrower with a written notice setting forth the principal, interest and Yield Enhancement Fee that will be due on such date, and the Derived Eurodollar Rate in effect for the Interest Period for such Regularly

Scheduled Payment Date; provided that failure of the Administrative Agent to provide such written notice shall in no way reduce the Borrower’s obligations under this Agreement or result in any liability to Administrative Agent.

Section 2.8.    Prepayment.

(a)        Right to Prepay.

(i)        The Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the appropriate Lenders, all or any part of the principal amount of the Loans then outstanding, representing the obligations under any Specific Commitment with the proceeds of such prepayment to be distributed on a pro rata basis to the holders of the Specific Commitment being prepaid. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amounts payable under Section 2.8(d) or Article III hereof with respect to the amount being prepaid. Each prepayment shall be applied to the principal installments of all Loans, pro rata, in the inverse order of their respective maturities.

(ii)        Notwithstanding anything in this Section 2.8 or otherwise to the contrary, at the discretion of the Administrative Agent, in order to prepay Delayed Draw Loan made to the Borrower that were not advanced pro rata by all of the Delayed Draw Lenders, any prepayment of a Loan shall first be applied to Delayed Draw Loan made by the Delayed Draw Lenders during any period in which a Defaulting Lender or Insolvent Lender shall exist.

(b)        Notice of Prepayment.    The Borrower shall give the Administrative Agent irrevocable written notice of prepayment of a Loan by no later than 1:00 P.M. (Eastern time) five (5) Business Days before the Business Day on which such prepayment is to be made, specifying the Loan or Loans to be prepaid.

(c)        Minimum Amount.    Each prepayment of a Loan shall be in the principal amount of not less than One Million Dollars ($1,000,000), except in the case of a mandatory prepayment pursuant to Section 2.12 or Article III hereof.

(d)        Prepayment Premium.    For any prepayment of any Loan pursuant to this Section 2.8 and any Mandatory Prepayment under Section 2.12, the following prepayment premiums are applicable as compensation to the Lenders for the Borrower’s use of the funds: (i) prior to the first anniversary of the applicable Drawdown Date, a prepayment fee of five percent (5.00%) of the principal amount of the Loan or Loans so prepaid, (ii) on or after the first anniversary of the applicable Drawdown Date and prior to the second anniversary of the applicable Drawdown Date, a prepayment fee of three percent (3.00%) of the principal amount of the Loan or Loans so prepaid and (iii) on or after the second anniversary of the applicable Drawdown Date, a prepayment fee of one and one half percent (1.50%) of the principal amount of the Loan or Loans so prepaid. For the avoidance of doubt, the Yield Enhancement Fee is included in the above premiums.

Section 2.9.        Commitment and Other Fees.

(a)        Commitment Fee.    The Borrower shall pay to the to the Administrative Agent for the account of the Delayed Draw Lenders in accordance with their Applicable Commitment Percentages, as a consideration for the Delayed Draw Credit Commitment, a commitment fee from the Closing Date to and including the last day of the Commitment Period for the Delayed Draw Loan at a rate per annum equal to (i) one percent (1.00%), multiplied by the daily Delayed Draw Credit Availability for the applicable period in respect of Tranche B; (ii) from the Closing Date through and including September 30, 2017, one half of one percent (0.50%), multiplied by the daily Delayed Draw Credit Availability for the applicable period in respect of Tranche C and (iii) from October 1, 2017 through December 31, 2017, one percent (1.00%), multiplied by the daily Delayed Draw Credit Availability for the applicable period in respect of Tranche C. Such commitment fee shall be payable in arrears, on each Regularly Scheduled Payment Date and on the last day of the Commitment Period for the Delayed Draw Loans.

(b)        Upfront Fee.    The Borrower shall pay to the Administrative Agent for the account of the Lenders, on each date a Loan is advanced hereunder, an upfront fee in the amount of one and three quarters percent (1.75%) of the Loans advanced on such date. Such fee shall be due and payable on each date that a Loan is advanced, and shall be paid by the Administrative Agent to the Lenders in accordance with their Applicable Commitment Percentages.

(c)    Collateral Audit and Appraisal Fees.     The Borrower shall promptly reimburse the Security Trustee and the Administrative Agent for all costs and expenses relating to (i) fixed asset appraisals (including engine appraisals), and (ii) any other collateral assessment expenses that may be conducted from time to time by or on behalf of the Security Trustee or the Administrative Agent, the scope and frequency of which shall be in the reasonable discretion of such party; provided that, other than during the continuance of an Event of Default, such audits, appraisals and collateral assessments shall be conducted no more frequently than once per fiscal year of the Borrower.

(d)        Administrative Agent’s Fees.    Borrower shall pay to Administrative Agent fees in such amounts and at such times as set forth in the Administrative Agent Fee Letter.

Section 2.10.    Reduction of Delayed Draw Credit Commitment.

(a)        The Delayed Draw Amount shall be reduced by an amount equal to the amount of any Delayed Draw Loans advanced pursuant to this Agreement;

(b)        If Tranche B has not been advanced in its entirety on or before February 28, 2017, the Delayed Draw Amount shall be reduced by Twenty-Six Million One Hundred Eighty-Two Thousand Three Hundred Fifty Dollars ($26,182,350) (less the amount of any Tranche B advances made during the applicable Commitment Period) on March 1, 2017; and

(c)        The Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Delayed Draw Amount to an amount not less than the then existing Delayed Draw Credit Exposure, by giving the Administrative Agent not fewer than five (5) Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Delayed Draw Lenders, of not less than Ten Million Nine Hundred Ninety-Six Thousand Five Hundred Eighty-Seven Dollars ($10,996,587).

(d)        On January 1, 2018, the Delayed Draw Amount shall be reduced to Zero Dollars ($0).

The Administrative Agent shall promptly notify each Delayed Draw Lender of the date of each such reduction and such Delayed Draw Lender’s proportionate share thereof. After each such partial reduction, the commitment fees payable under Section 2.9(a) shall be calculated upon the Delayed Draw Amount, as so reduced. If the Borrower terminates in whole the Delayed Draw Credit Commitment, on the effective date of such termination (the Borrower having prepaid in full the unpaid principal balance, if any, of the Delayed Draw Loan, together with all interest (if any) and any fees accrued and unpaid with respect thereto), any Delayed Draw Credit Notes shall be delivered to the Administrative Agent marked “Canceled” and the Administrative Agent shall redeliver each Delayed Draw Credit Note to the Borrower. Any partial reduction in the Delayed Draw Amount shall be effective during the remainder of the Commitment Period. Upon each decrease of the Delayed Draw Amount, the Total Commitment Amount shall be decreased by the same amount.

Section 2.11.    Computation of Interest and Fees.    Interest on Loans, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.

Section 2.12.    Mandatory Payments.

(a)        Mandatory Prepayments.    The Borrower shall make mandatory prepayments (each a “Mandatory Prepayment”) to the Administrative Agent for the account of the Lenders in accordance with the following provisions:

(i)        Sale of Assets.    Upon the sale or other disposition of an Engine by the Borrower permitted pursuant to Section 5.12 hereof, the Borrower shall make a Mandatory Prepayment, in an amount equal to one hundred percent (100%) of the proceeds of such disposition net of amounts required to pay taxes and reasonable costs applicable to such sale or disposition. Proceeds of sales or dispositions of (i) Collateral shall be applied (x) first, to the relevant Loan related to such Collateral and (y) second, to the principal installments of the other Loans pro rata in inverse order of maturity.

(ii)        Event of Loss and Reinvestment.    Within three (3) Business Days after the occurrence of an Event of Loss in respect of an Engine, the Borrower shall furnish to the Security Trustee written notice thereof. Within five (5) Business Days after such Event of Loss, the Borrower shall notify the Security Trustee of the Borrower’s determination as to whether or not to replace, rebuild or restore the affected Engine (an “Event of Loss Determination Notice”). If the Borrower decides not to replace, rebuild or restore such Engine, or if the Borrower has not delivered the Event of Loss Determination Notice within five (5) Business Days after such Event of Loss, then the proceeds of insurance paid in connection with such Event of Loss, when received, shall be paid as a Mandatory Prepayment in an aggregate principal amount of the applicable Loan (plus any accrued interest, fees or other outstanding amounts in respect of such Loan) and any remaining proceeds applied to prepay the principal installments of the other outstanding Loans pro rata in the inverse order of maturity. If the Borrower decides to replace, rebuild or restore such property, then any such replacement, rebuilding or restoration must be (A) completed within six months after the date of the Event of Loss with such casualty insurance proceeds and other funds available to the Borrower for replacement, rebuilding or restoration of such Engine. Any amounts of such insurance proceeds in connection with such Event of Loss not applied to the costs of replacement, rebuilding or restoration shall be applied as a Mandatory Prepayment. If any Engine is replaced pursuant to this Section 2.12(a)(ii), (A) any replacement engine shall (1) be in at least the same operating condition as, and having a value and utility at least equal to, the replaced Engine (assuming that such replaced Engine was in the condition and repair in which it is required to be maintained under the Loan Documents), (2) be considered an “Engine” for purposes of the Loan Documents and (3) be free and clear of all Liens (other than Permitted Liens) and (B) such replacement engine shall become subject to the security interest created by the FAA Mortgage and the Borrower shall take all steps as the Security Trustee may reasonably request to maintain and perfect such security interest.

(b)        Mandatory Payments Generally.    Any Mandatory Prepayment shall include interest accrued on the amount so prepaid to the date of prepayment and any other amounts payable hereunder, including the prepayment premium provided for under Section 2.8(d). Any prepayment of a Loan pursuant to this Section 2.12 shall be subject to the prepayment provisions set forth in Article III hereof. Unless otherwise agreed by the Required Lenders, any time there is a Mandatory Prepayment of the Delayed Draw Loan pursuant to this Section 2.12, the Delayed Draw Credit Commitment shall be permanently reduced by the amount of such Mandatory Prepayment allocated thereto, whether or not there shall be any Delayed Draw Credit Exposure thereunder. Borrower shall provide Administrative Agent with notice of the date and amount of any Mandatory Prepayment at least one (1) Business Day before the date it is made.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO

LOANS; INCREASED CAPITAL; TAXES

Section 3.1.    Requirements of Law.

(a)        If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A)        shall change the basis of taxation of payments to such Lender or Administrative Agent in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B)        shall impose, modify or hold applicable any reserve, special deposit, insurance charge, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(C)        shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided, that the Borrower shall not be required to compensate any Lender pursuant to this Section 3.1(a) for any increased costs incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower, in writing of the increased costs and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)        If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity, or liquidity requirements, or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy and liquidity), then from time to time, upon submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which shall include the method for calculating such amount), the Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided, that the Borrower shall not be required to compensate any Lender pursuant to this Section 3.1(b) for any increased costs incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower, in writing of the increased costs and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)        For purposes of this Section 3.1 and Section 3.4(a) hereof, the Dodd-Frank Act, any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date.

(d)        A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent demonstrable error. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of the Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.2.    Taxes.

(a)        All payments made by the Borrower under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to the Security Trustee, the Administrative Agent or any Lender hereunder, the amounts so payable to the Security Trustee, the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Security Trustee, the Administrative Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents. The Borrower shall not be required to pay additional amounts to any Lender pursuant to this Section 3.2(a) with respect to Taxes and Other Taxes to the extent that the obligation to pay them would not have arisen but for such Lender’s failure to comply with Section 3.2(c).

(b)        Whenever any Taxes or Other Taxes are required to be withheld and paid by the Borrower, the Borrower shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, the Borrower shall send to the Security Trustee or the Administrative Agent for its own account, or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof or other evidence of payment reasonably acceptable to the Security Trustee, the Administrative Agent or such Lender. If the Borrower shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Security Trustee, the Administrative Agent and the appropriate Lenders on demand for any incremental Taxes or Other Taxes paid or payable by the Security Trustee, the Administrative Agent or such Lenders as a result of any such failure.

(c)        Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (any such Person, a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two copies of either (x) U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with the appropriate Form W-8 or Form W-9 from each beneficial owner), or, (y) in the case of a Non- U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement in form and substance acceptable to the Borrower and the Administrative Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and two copies of a Form W-8BEN, Form W-8BEN-E or Form W-8IMY (together with the appropriate

Form W-8 on behalf of each beneficial interest holder claiming the exemption), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document. In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower and Administrative Agent at any time such Non-U.S. Lender determines that such Non-U.S. Lender is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the United States taxing authorities for such purpose). Notwithstanding any other provision of this subsection (c), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (c) that such Non-U.S. Lender is not legally able to deliver.

(d)        Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax if such Lender is required to provide such form under the Code or any regulations to avoid the imposition of U.S. federal backup withholding tax.

(e)        If a payment made to a Lender or Administrative Agent under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender or Administrative Agent were to fail or were unable to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent or Administrative Agent shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Administrative Agent has complied with such Lender’s or Administrative Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)        The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

Section 3.3.    Funding Losses.    The Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of Loans after the Borrower has given a notice (including a notice that is subsequently revoked) requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of Loans after the Borrower has given a notice (including a notice that is subsequently revoked) thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of a Loan on a day that is not the last day of an Interest Period applicable thereto. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed or continued, for the period from the date of such prepayment or of such failure to borrow or continue to the last day of such Interest Period (or, in the case of a failure to borrow or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to the Borrower (with a copy to the Administrative Agent) by any Lender shall be conclusive absent demonstrable error. The obligations of the Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4.    Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

(a)        If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan, the obligations of such Lender to make or continue any such Loan shall, upon such determination, be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding Loans payable to such Lender shall automatically be repaid at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b)        If the Administrative Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such Loan shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of such Loan.

Section 3.5.    Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1.    Conditions to Each Credit Event.    The obligation of the Lenders to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a)        The Security Trustee, the Administrative Agent and the Lenders shall have received an executed copy of this Agreement duly executed by the Borrower and each other Loan Document;

(b)        all conditions precedent as listed in Section 4.2 or Section 4.3 hereof, as applicable, required to be satisfied prior to the such Credit Event shall have been satisfied prior to or as of such Credit Event;

(c)        the Borrower shall have submitted a Notice of Loan and otherwise complied with Section 2.6 hereof;

(d)        no Default or Event of Default shall then exist or immediately after the occurrence of such Credit Event would exist;

(e)        each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date, and the Borrower shall have delivered a certification thereof to the Administrative Agent, which certification may be included in the Notice of Loan;

(f)        no material adverse change, in the reasonable opinion of the Lenders, shall have occurred in the financial condition, operations or prospects of the Borrower since June 30, 2016;

(g)        the Borrower shall have paid all due and payable fees, costs and expenses of the Security Trustee, the Administrative Agent and the Lenders and their legal counsel’s reasonable and documented fees and expenses, including, without limitation the fee payable pursuant to Section 2.9(b) hereof, in each case for which invoices have been presented at least one (1) Business Day prior to the applicable Drawdown Date; provided, however, in no event shall such fees, costs or expenses include internally allocated overhead of the Lenders;

(h)        the Borrower shall have provided to the Security Trustee, the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Security Trustee, the Administrative Agent or the Lenders.

Each request by the Borrower for a Credit Event shall be deemed to be a representation and warranty by the Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (d) and (e) above.

Section 4.2.    Conditions to the First Credit Event.    The obligation of the Lenders to participate in the first Credit Event is subject to the Borrower satisfying, as determined by each Lender in its sole discretion, each of the following conditions prior to or concurrently with such Credit Event:

(a)        FAA Mortgage.    The Borrower shall have executed and delivered the FAA Mortgage together with any supplements thereto in respect of the relevant Collateral and the Security Trustee and the Lenders shall be satisfied that the FAA Mortgage and any supplements thereto is in due form for filing and recordation with the FAA.

(b)        Lien Searches.    With respect to the property owned or leased by the Borrower, the Borrower shall have caused to be delivered to the Security Trustee (i) the results of Uniform Commercial Code lien searches, satisfactory to the Security Trustee and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to the Security Trustee and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof;

(c)        Pro Forma Financial Statements and Projections.    The Borrower shall have delivered to the Security Trustee pro forma balance sheets, statements of income (loss), cash- flow, and projections in form and substance satisfactory to the Security Trustee;

(d)        Financial Reports.    The Borrower shall have delivered to the Security Trustee and the Lenders the financial reports reasonably requested by the Security Trustee and the Lenders; and

(e)        Advertising Permission Letter.    The Borrower shall have delivered to the Security Trustee and the Lenders an advertising permission letter, authorizing the Security Trustee and the Lenders to, subject to the prior approval of the Borrower, publicize the transaction and specifically to use the name of the Borrower in connection with “tombstone” advertisements in one or more publications selected by the Security Trustee or the Lenders.

Section 4.3.    Conditions to Each Loan.    The Borrower shall cause the following conditions to be satisfied on or prior to the date of each Loan. The obligation of the Lenders to participate in each Loan is subject to the Borrower satisfying, as determined by each Lender in its sole discretion, each of the following conditions prior to or concurrently with such Loan:

(a)        Notes as Requested.    The Borrower shall have executed and delivered to each Engine Acquisition Lender requesting an Engine Acquisition Note such Engine Acquisition Lender’s Engine Acquisition Note.

(b)        Mortgage Supplement.    The Borrower shall have executed and delivered to the Security Trustee, supplement(s) to the FAA Mortgage describing the applicable Collateral in a form and substance reasonably satisfactory to the Security Trustee and in a form suitable for filing with the FAA;

(c)        Engine Warranty Agreement.    The Borrower shall have executed and delivered to the Security Trustee an Engine Warranty Agreement in respect of each related Engine;

(d)        Letter of Direction.    The Borrower shall have delivered to the Administrative Agent a letter of direction authorizing the Administrative Agent, on behalf of the Lenders, to disburse the proceeds of the applicable Loan, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent;

(e)        Insurance Policies.    The Borrower shall have delivered to the Security Trustee certificates of insurance satisfactory to the Security Trustee and the Lenders, providing for the insurances required under the FAA Mortgage in respect of the related Engines, with the Security Trustee, on behalf of the Lenders, listed as lender’s loss payee and additional insured, as appropriate;

(f)        Perfection of Liens.    The Security Trustee shall have a first priority, perfected Lien on the relevant Engine Acquisition Collateral upon Borrower’s acquisition of right, title and interest therein;

(g)        Filings. The Borrower shall provide evidence that all U.C.C. and FAA filings and International Registry registrations for any relevant Engines requested by the Security Trustee have been made and are (or will be) effective to perfect the security interest in such Engines;

(h)        Officer’s Certificate, Resolutions, Organizational Documents.    The Borrower shall have delivered to the Security Trustee and the Administrative Agent an officer’s certificate certifying the names of the officers of the Borrower authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors of the Borrower evidencing approval of the execution, delivery and performance of the Loan Documents and the execution and performance of other Related Writings to which the Borrower is a party, and the consummation of the transactions contemplated thereby, and (ii) the Organizational Documents of the Borrower.

(i)        Good Standing.    The Borrower shall have delivered to the Security Trustee and the Administrative Agent a good standing certificate (or comparable document, if no such certificate is available in the applicable jurisdiction) for the Borrower, issued on or about the date of the first Credit Event by the Secretary of State in the state or states where the Borrower is incorporated or qualified as a foreign entity, except where the failure to be so qualified is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The Borrower shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority or any third party (including stockholder approvals, landlords’ consents, and other consents) in connection with the execution and delivery of the Loan Documents or with the consummation of the transactions contemplated thereby;

(j)        In-House Legal Opinion.    The Borrower shall have delivered to the Security Trustee and the Administrative Agent an opinion of internal counsel for the Borrower, in form and substance satisfactory to the Security Trustee, the Administrative Agent and the Lenders.

(k)        Borrower’s External Counsel Opinion.    The Borrower shall have delivered to the Security Trustee and the Administrative Agent an opinion of DLA Piper LLP (US) and Brownstein Hyatt Farber Schreck, LLP, as to inter alia, enforceability of the relevant Loan

Documents, creation and perfection of security interests and Section 1110, as counsel for the Borrower, in form and substance satisfactory to the Security Trustee, the Administrative Agent and the Lenders.

(l)        Lien Searches; Chain of Title.    The Borrower shall have caused to be delivered to the Security Trustee the results of FAA search reports and a search certificate from the International Registry, evidencing to the Security Trustee’s satisfaction the title and lien status pertinent to the applicable Engines and the Borrower shall have caused to be delivered to the Security Trustee copies of the historic bills of sale for such Engines showing chain of title back to the manufacturer; and

(m)        Acquisition Agreement.    The Borrower shall have provided to the Security Trustee (i) a copy of the Acquisition Agreement and all material documents executed in connection therewith, and title to the relevant Engines will pass to the Borrower concurrently with the funding of the relevant Loan or (ii) other evidence reasonably satisfactory to the Security Trustee that the Borrower owns, or will own, any relevant Engines.

(n)        Tax Forms.    The Administrative Agent shall have received, at least four (4) Business Days prior to the applicable Drawdown Date, all completed tax forms (including signed W-9 forms from the Borrower and each Lender), documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that is reasonably requested by the Administrative Agent.

Section 4.4.    FAA Opinion.    Not later than thirty (30) days after each Drawdown Date, the Borrower shall deliver to the Security Trustee and the Administrative Agent an opinion of FAA and International Registry counsel for the Borrower, in form and substance satisfactory to the Security Trustee, the Administrative Agent and the Lenders, in respect of the applicable Engines.

ARTICLE V. COVENANTS

Section 5.1.    Insurance.    The Borrower shall at all times maintain insurance in accordance with the terms of the Security Documents, written by such companies, in such amounts, for such periods, and against such risks as may be reasonably acceptable to the Security Trustee, with provisions reasonably satisfactory to the Security Trustee for payment of all losses thereunder to the Security Trustee, for the benefit of the Lenders, and the Borrower as their interests may appear (with lender’s loss payable and additional insured endorsements, as appropriate, in favor of the Security Trustee, for the benefit of the Lenders), and, if required by the Security Trustee, the Borrower shall deposit the policies with the Security Trustee. Any such policies of insurance shall provide for no fewer than thirty (30) days’ prior written notice of cancellation (seven (7) days in the event of war risk) to the Security Trustee and the Lenders. Any sums received by the Security Trustee, for the benefit of the Lenders, in payment of insurance losses, returns, or unearned premiums under the policies shall be applied as set forth in Section 2.12(b). The Security Trustee is hereby authorized to act as attorney-in-fact for the Borrower in obtaining, adjusting and settling such insurance and indorsing any drafts; provided that, except as otherwise provided in the FAA Mortgage, the Security Trustee may adjust and settle such insurance only during the continuance of an Event of Default and in no event shall the Security Trustee have the right to cancel or reduce the coverage provided by any insurance. In the event of failure to provide such insurance as herein provided, the Security Trustee may, at its option, provide such insurance and the Borrower shall pay to the Security Trustee, upon demand, the cost thereof. Should the Borrower fail to pay such sum to the Security Trustee upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within three days of the Security Trustee’s written request, the Borrower shall furnish to the Security Trustee such information about the insurance of the Borrower as the Security Trustee may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Security Trustee and certified by a Financial Officer.

Section 5.2.    Money Obligations.    The Borrower shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue, except to the extent any failure to pay any such other material obligation could not be reasonably expected to have a Material Adverse Effect.

Section 5.3.    Financial Statements and Information.

(a)        Quarterly Financials.    The Borrower shall deliver to the Administrative Agent and the Lenders, within forty-five (45) days after the end of each quarterly period of each fiscal year of the Parent, internal unaudited balance sheets of the Parent as of the end of such period and statements of income (loss), shareholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a consolidated (in accordance with GAAP) basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by a Financial Officer.

(b)        Annual Audit Report and Financials.    The Borrower shall deliver to the Administrative Agent and the Lenders, within one hundred twenty (120) days after the end of each fiscal year of the Parent, an annual audit report of the Parent for that year prepared on a consolidated (in accordance with GAAP) basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by an unqualified opinion of an independent public accountant satisfactory to the Administrative Agent and the Lenders, which report shall include balance sheets and statements of income (loss), shareholders’ equity and cash-flow for that period.

(c)        Engine Valuation.    The Borrower shall deliver to the Administrative Agent and the Lenders, within thirty (30) days after publication of the most recent version thereof, and in any case at least once per calendar year, engine values book excerpts in respect of General Electric Model CF34-8C5 Engines from ICF International Inc. or another internationally recognized aviation appraiser.

(d)        Utilization Reports.    The Borrower shall deliver to the Administrative Agent and the Lenders, within thirty (30) days after March 31 and September 30 of each year, engine utilization reports in respect of each Engine in the form of Exhibit F.

(e)        Damage Notification.    The Borrower shall notify the Administrative Agent and the Lenders of any event, accident or incident in respect of the Engine that might reasonably be expected to involve the Borrower in loss or liability in excess of Five Hundred Thousand Dollars ($500,000).

Section 5.4.    Financial Records.    The Borrower shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and, other than after the occurrence of and during the continuance of an Event of Default, upon three (3) Business Days’ notice to the Borrower) permit the Administrative Agent or any Lender, or any representative of the Administrative Agent or such Lender, to examine the Borrower’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5.    Franchises; Change in Business.

(a)        The Borrower shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

(b)        The Borrower shall not engage in any business if, as a result thereof, the general nature of the business of the Borrower be substantially changed from the general nature of the business the Borrower is engaged in on the Closing Date.

Section 5.6.    ERISA Pension and Benefit Plan Compliance.    The Borrower shall not incur any material liability under Title IV of ERISA in connection with any ERISA Plan. The Borrower shall furnish to the Administrative Agent and the Lenders (a) as soon as possible and in any event within ten (10) days after the Borrower knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of the Borrower, setting forth details as to such Reportable Event and the action that the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to the Borrower, and (b) promptly after receipt thereof, a copy of any notice the Borrower, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by the Borrower; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. The Borrower shall promptly notify the Administrative Agent of any material taxes assessed, proposed to be assessed or that the Borrower has reason to believe may be assessed against the Borrower by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Net Worth. As soon as practicable, and in any event within twenty (20) days, after the Borrower shall become aware that an ERISA Event shall have occurred, the Borrower shall provide the Administrative Agent with notice of such ERISA

Event with a certificate by a Financial Officer of the Borrower setting forth the details of the event and the action the Borrower or another Controlled Group member proposes to take with respect thereto. The Borrower shall, at the reasonable request of the Administrative Agent, deliver or cause to be delivered to the Administrative Agent true and correct copies of any documents relating to the ERISA Plan.

Section 5.7.    [Reserved].

Section 5.8.    [Reserved].

Section 5.9.    Liens.    The Borrower shall not create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its Collateral, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a)        Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b)        materialmen’s, mechanic’s, repairmen’s, employees’ and other statutory Liens or writs of attachment incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the incurrence of Indebtedness or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business and (iii) which are not overdue or which are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued;

(c)        Liens in favor of airport, customs and revenue authorities arising as a matter of law to secure payment of customs duties and in connection with the importation of goods in the ordinary course of business which are not overdue or which are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued;

(d)        any Lien granted to the Security Trustee, for the benefit of the Lenders (and affiliates thereof);

(e)        Liens arising from judgments, decrees or attachments, so long as such judgment or award (i) does not constitute and Event of Default and (ii) shall, within 20 days after the entry thereof, have been discharged or vacated, or execution thereof stayed pending appeal or shall have been discharged, vacated or reversed within 20 days after the expiration of such stay, and so long as during any such 20 day period there is not, or any such judgment or award does not involve, any material risk of the sale, forfeiture or loss of such Collateral (including any Engine) or any interest of Security Trustee, Administrative Agent any Lender, or Borrower therein; and

(f)        Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations arising in the ordinary course of business other an any Liens imposed in connection with ERISA.

Section 5.10.    Regulations T, U and X.    The Borrower shall not take any action that would result in any non-compliance of the Loans with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11.    [Reserved].

Section 5.12.    Merger and Sale of Assets.

(a)        The Borrower shall not merge, amalgamate or consolidate with any other Person, or convey, transfer or lease all or substantially all of its assets as an entirety to any Person unless:

(i)        the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance, transfer or lease all or substantially all of the assets of the Borrower as an entirety (the “Successor Company”) shall (A) be an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49, or a commuter air carrier authorization, as applicable; (B) be a citizen of the United States as defined by Section 40102(a)15 of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies; and (C) have status with the FAA as an air carrier and hold air carrier operating certificates and other operating authorizations issued by the FAA pursuant to 14 C.F.R. Sections 119, 121 or 135 as currently in effect or as may be amended or recodified from time to time;

(ii)        the Successor Company shall execute and deliver to the Lenders, the Security Trustee and the Administrative Agent a duly authorized, valid, binding and enforceable agreement in form and substance reasonably satisfactory to the Required Lenders, the Security Trustee and the Administrative Agent containing an assumption by the Successor Company of the due and punctual performance and observance of each covenant and condition of the Loan Documents to be performed or observed by the Borrower;

(iii)        immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing;

(iv)        immediately after giving effect to such transaction, the tangible net worth of the Successor Company shall be equal to or greater than 100% of the tangible net worth of the Borrower immediately prior to such transaction;

(v)        all filings shall have been made as shall be necessary to preserve the perfection of the Lien on the Engines and other relevant Collateral on a first priority and perfected basis;

(vi)        promptly after the consummation of such transaction, the Borrower shall deliver to the Security Trustee and Administrative Agent an officer’s certificate of the Borrower certifying as to Borrower’s compliance with the conditions of this Section 5.12(a); and

(vii)        the Borrower shall deliver to the Security Trustee, the Administrative Agent and the Lenders an opinion of counsel (which may be in-house counsel) reasonably satisfactory to the Required Lenders, the Security Trustee and the Administrative Agent that the agreement mentioned in clause (ii) of this Section 5.12(a) is, duly authorized, executed, delivered, valid and binding agreement of the Successor Company and enforceable against the Successor Company in accordance with the terms thereof.

(b)        the Borrower may not sell any Engine, provided that a sale of an Engine shall be permitted if the proceeds of such sale net of amounts required to pay taxes and reasonable costs applicable to such sale or disposition are sufficient to prepay all amounts (including outstanding principal, accrued interest, applicable fees and premium) in respect of the related Loan in accordance with Section 2.12.

Section 5.13.    [Reserved].

Section 5.14.    Notice.    The Borrower shall cause a Financial Officer to promptly notify the Security Trustee, the Administrative Agent and the Lenders, in writing, whenever any of the following shall occur:

(i)        a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete;

(ii)        the Borrower learns of a litigation or proceeding against the Borrower before a court, administrative agency or arbitrator that, if successful, might have a Material Adverse Effect; and

(iii)        the Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.

Section 5.15.    [Reserved].

Section 5.16.    [Reserved].

Section 5.17.    [Reserved].

Section 5.18.    Use of Proceeds.    The Borrower’s use of the proceeds of (i) the Engine Acquisition Loan shall be for the purchase or re-financing of Engines listed as “Initial Acquisition Engines” on Schedule 2 and (ii) the Delayed Draw Loan shall be for the purchase or re-financing of Engines listed as “Delayed Draw Engines” on Schedule 2.

Section 5.19.    Corporate Names and Locations.    The Borrower shall not (a) change its corporate name, or (b) change its state, province or other jurisdiction, or form of organization, or extend or continue its existence in or to any other jurisdiction (other than its jurisdiction of organization at the date of this Agreement); unless, in each case, the Borrower shall have provided the Security Trustee, the Administrative Agent and the Lenders with at least thirty (30) days’ prior written notice thereof. Without limiting the Borrower’s obligations under the FAA

Mortgage, the Borrower shall also provide the Security Trustee with at least thirty (30) days’ prior written notification of (i) the location of any new places of business and the changing or closing of any of its existing places of business; and (ii) any change in the location of the Borrower’s chief executive office. In the event of any of the foregoing or if otherwise deemed appropriate by the Security Trustee, the Security Trustee is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in the Security Trustee’s sole discretion, to perfect or continue perfected the security interest of the Security Trustee, for the benefit of the Lenders, in the Collateral. The Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse the Security Trustee therefor if the Security Trustee pays the same. Such amounts not so paid or reimbursed shall be Related Expenses hereunder.

Section 5.20.    [Reserved].

Section 5.21.    Collateral. The Borrower shall:

(a)        subject to Section 2.9(c) hereof, at all reasonable times and, except after the occurrence of an Event of Default that is continuing, upon three (3) Business Days’ notice, allow the Security Trustee and the Lenders by or through any of the Security Trustee’s officers, agents, employees, attorneys or accountants to examine, inspect and make extracts from the Borrower’s books and other records, including, without limitation, the tax returns of the Borrower;

(b)        promptly notify the Security Trustee and the Lenders in writing of any information that the Borrower has or may receive with respect to the Collateral that might reasonably be determined to materially and adversely affect the value thereof or the rights of the Security Trustee and the Lenders with respect thereto;

(c)        upon request of the Security Trustee, promptly take such action and promptly make, execute and deliver all such additional and further items, deeds, assurances, instruments and any other writings as the Security Trustee may from time to time deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to the Security Trustee and the Lenders their respective rights hereunder and in or to the Collateral.

The Borrower hereby authorizes the Security Trustee, on behalf of the Lenders, to file U.C.C. Financing Statements or other appropriate notices with respect to the Collateral (including registry filings with the FAA (including the FAA Mortgage or any supplement thereto), the International Registry, and other Governmental Authorities, as appropriate, with respect to any Engine owned in whole or in part by the Borrower, and the Borrower agrees to deliver any documents necessary to perfect the security interest of the Security Trustee, for the benefit of the Lenders, in such Engine). The Borrower hereby authorizes the Security Trustee or the Security Trustee’s designated agent (but without obligation by the Security Trustee to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and the Borrower shall promptly repay, reimburse, and indemnify the Security Trustee and the Lenders for any and all Related Expenses. If the Borrower fails to keep and maintain the

Collateral in good operating condition, ordinary wear and tear excepted, the Security Trustee may (but shall not be required to) so maintain or repair all or any part of the Collateral and the cost thereof shall be a Related Expense. All Related Expenses are payable to the Security Trustee upon demand therefor; the Security Trustee may, at its option, debit Related Expenses directly to any Deposit Account of the Borrower located at the Administrative Agent.

Section 5.22.    [Reserved].

Section 5.23.    [Reserved].

Section 5.24.    [Reserved].

Section 5.25.    Regulatory Matters.     The Borrower shall at all times be in material compliance with all FAA regulations or requirements (as in effect from time to time) applicable to the Borrower. Without limiting the generality of the foregoing, the Borrower shall at all times (a) possess and maintain all necessary franchises, licenses, permits, rights, concessions, authorizations and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except in any case described in this clause (a), where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect and (b) (i) maintain at all times its status at the DOT, as applicable, as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49, or a commuter air carrier authorization, as applicable; (ii) at all times hereunder be a citizen of the United States as defined by Section 40102(a)15 of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies; and (iii) maintain at all times its status at the FAA as an air carrier and hold air carrier operating certificates and other operating authorizations issued by the FAA pursuant to 14 C.F.R. Sections 119, 121 or 135 as currently in effect or as may be amended or recodified from time to time.

Section 5.26.    [Reserved].

Section 5.27.    [Reserved].

Section 5.28.    First Priority Liens.    The Liens securing the Obligations shall, and the Borrower shall take all necessary action to ensure that such Liens securing the Obligations shall, at all times, be ahead in priority to any other Liens (other than Permitted Liens).

Section 5.29.    [Reserved].

Section 5.30.    [Reserved].

Section 5.31.    Engine Collateral.    The Borrower shall at all times maintain the Collateral in accordance with the terms of the Security Documents and shall:

(a)        at all times be a “transacting user entity” for purposes of the International Registry, have identified an “administrator”, a “professional user entity” and have paid all required fees and taken all other actions necessary to enable the Borrower to register any “international interest” (including the “contract of sale” interest in favor of the Borrower as against seller, as applicable) or other filing necessary or advisable to perfect or protect the Security Trustee’s Lien in the Engines with the International Registry;

(b)        use, operate, maintain, repair and store each Engine and any airframe on which an Engine is attached, and every part thereof, properly, carefully and in compliance with all applicable statutes, ordinances and regulations of all jurisdictions in which such Engine and/or airframe is operated or used, as well as all applicable insurance policies, manufacturer’s recommendations and operating and maintenance manuals;

(c)        ensure that each airframe on which an Engine is attached will be operated at all times by a currently certificated pilot having the minimum total pilot hours and minimum pilot- in-command hours required by FAA rules or regulations or as required by applicable insurance policies, whichever requirements are stricter;

(d)        ensure that all records and other materials pertaining to the maintenance and operation of each Engine are properly maintained, including but not limited to those required by applicable law, rule or regulation and by the manufacturer for the enforcement of any warranty;

(e)        (i) ensure that each Engine is and shall at all times be maintained in good repair in the configuration and condition and in airworthy condition necessary for all material licenses under the laws, ordinances, rules and regulations of all jurisdictions in which such Engine will at any time be operated, comply in a timely manner with all applicable mandatory service bulletins, service letters, manufacturer’s directives and airworthiness directives, (ii) use reasonable care to prevent each Engine from being damaged or injured, and promptly replace any part or component of such Engine which may be damaged, worn out, lost, destroyed, confiscated or otherwise rendered unsatisfactory or unavailable for use in or upon such Engine and (iii) not operate any Engine in a manner that would invalidate any warranty;

(f)        Borrower shall (i) maintain each engine in accordance with the Engine Manufacturer’s then current FAA approved engine maintenance program for engines of the same type as the Engines, which describes the routine maintenance and inspection requirements for the Engines and is used to define routine maintenance tasks and inspections during any shop visit and/or overhaul, and (ii) enroll and maintain such enrollment for each Engine in the Engine Manufacturer’s TRUEngine Program; and

(g)        Borrower shall not operate, insure, maintain, repair or otherwise treat any Engine in a manner which discriminates against such Engine when compared to with the manner in which the Borrower operates, insures, maintains or otherwise treats engines in the Borrower’s fleet.

Section 5.32.    Sanctions Compliance.

(a)        The Borrower shall not, directly or indirectly, use an Engine, or any airframe on which an Engine is attached, in any way, or lease, sublease, sell, or permit the use of an Engine, and any airframe on which an Engine is attached, to any Person or in any country to which the export and/or use of such Engine or airframe is not permitted, under any sanctions or export control laws or regulations of the United States or any other applicable jurisdiction. The Borrower shall deliver to the Administrative Agent any certification or other evidence reasonably requested from time to time by the Administrative Agent or the Security Trustee confirming its compliance with this Section 5.32.

(b)        The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available any funds to any joint venture partner or other Person to fund any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of any sanctions administered by the United States or any other applicable jurisdiction, or in any other manner that will result in a violation of such sanctions.

Section 5.33.    [Reserved].

Section 5.34.    Further Assurances.    The Borrower shall, promptly upon reasonable request by the Security Trustee, the Administrative Agent, or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Security Trustee, the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1.    Corporate Existence; Foreign Qualification; Status.    The Borrower is duly organized, validly existing, and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary except where the failure to be so qualified is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date each Person that is an owner of the Borrower’s equity, its state (or jurisdiction) of formation, its relationship to the Borrower, including the percentage of each class of stock or other equity interest owned by such Person. The Borrower possesses and maintains all necessary franchises, licenses, permits, rights, concessions, authorizations and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except in any case described in this clause (a), where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect and (b) (i) is and shall maintain at all times its status at the DOT, as applicable, as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49, or a commuter air carrier authorization, as applicable; (ii) is and at all times hereunder will be a citizen of the United States as defined by Section 40102(a)15 of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies; and (iii) is and will maintain at all times its status at the FAA as an air carrier and hold air carrier operating certificates and other operating authorizations issued by the FAA pursuant to 14 C.F.R. Sections 119, 121 or 135 as currently in effect or as may be amended or recodified from time to time.

Section 6.2.    Corporate Authority.    The Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which the Borrower is a party have been duly authorized and approved by the Borrower’s board of directors and are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms. The execution, delivery and performance of the Loan Documents do not (i) conflict with, result in a breach in any of the provisions of, constitute a default under the provisions of, the Borrower’s Organizational Documents or any material agreement to which the Borrower is a party or (ii) result in the creation of a Lien (other than any Permitted Lien) upon the Collateral.

Section 6.3.    Compliance with Laws and Contracts.    The Borrower:

(a)        holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;

(b)        is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;

(c)        is not in violation of or in default under any material agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;

(d)        has ensured that no Person who owns a controlling interest in or otherwise controls the Borrower and no executive officer or director of the Borrower is listed on (i) the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury, or (ii) any other similar prohibited parties lists maintained by any Governmental Authority pursuant to any authorizing statute, executive order or regulation;

(e)        is in material compliance with all applicable Bank Secrecy Act (“BSA”) and anti- money laundering laws and regulations; and

(f)        is in compliance, in all material respects, with the Patriot Act.

Section 6.4.        Litigation and Administrative Proceedings.    Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower, or in respect of which the Borrower may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which the Borrower is a party or by which the property or assets of the Borrower are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of the Borrower, or, to the Borrower’s knowledge, threats of work stoppage, strike, or pending demands for collective bargaining, in any such case that could reasonably be expected to have a Material Adverse Effect.

Section 6.5.    Title to Assets.    The Borrower has good title to and ownership of the Collateral, and the Collateral is free and clear of all Liens, except those permitted under Section 5.9 hereof.

Section 6.6.    Liens and Security Interests; Section 1110.

(a)        On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering the Collateral. The Security Trustee, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against the Collateral as authorized hereunder will have a valid and enforceable first Lien on the Collateral securing the Obligations, subject to Liens permitted pursuant to Section 5.9 hereof. The Borrower has not entered into any contract or agreement that exists on or after the Closing Date that would prohibit the Security Trustee or the Lenders from acquiring a Lien on, or a collateral assignment of, the Collateral.

(b)        The Collateral shall be entitled to the benefits of Section 1110 with respect to the right to take possession of the Engines as provided in the FAA Mortgage in the event of a case under Chapter 11 of the Bankruptcy Code in which the Borrower is a debtor.

Section 6.7.    Tax Returns.    All federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of the Borrower have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein. The provision for taxes on the books of the Borrower is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8.    Environmental Laws.    The Borrower is in material compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the knowledge of the Borrower, threatened, against the Borrower, any real property in which the Borrower holds or has held an interest or any past or present operation of the Borrower. To the knowledge of the Borrower, no release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which the Borrower holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or written inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9.    [Reserved].

Section 6.10.    Continued Business.    There exists no actual, pending, or, to the Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of the Borrower and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of the Borrower, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent the Borrower from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.11.    Employee Benefits Plans.    Schedule 6.11 hereto identifies each ERISA Plan. Each ERISA Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined under Accounting Standards Codification No. 715, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

Section 6.12.    Consents or Approvals.    No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by the Borrower in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.13.    Solvency.    The Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that the Borrower has incurred to the Security Trustee, the Administrative Agent and the Lenders. The Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will the Borrower be rendered insolvent by the execution and delivery of the Loan Documents to the Security Trustee, the Administrative Agent and the Lenders. The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Security Trustee, the Administrative Agent and the Lenders incurred hereunder. The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.14.    Financial Statements.    The unaudited consolidated financial statements of Parent for the fiscal quarter ended June 30, 2016, furnished to the Administrative Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Borrower as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in the Borrower’s financial condition, properties or business or any change in the Borrower’s accounting procedures.

Section 6.15.    Regulations.    The Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.16.    [Reserved].

Section 6.17.    [Reserved].

Section 6.18.    Insurance.    The Borrower maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Borrower, including the insurances required under the Security Documents.

Section 6.19.    [Reserved].

Section 6.20.    Accurate and Complete Statements.    Neither the Loan Documents nor any written statement made by the Borrower in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading as of the time when made or delivered (it being recognized by the Administrative Agent and Lenders that any projections and forecasts provided by the Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).

Section 6.21.    Investment Company; Other Restrictions.    The Borrower is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.22.    FAA Requirements.    The Borrower is not in material violation of any FAA regulation or requirement as in effect from time to time.

Section 6.23.    Material Adverse Change.    No condition or event has occurred that the Security Trustee, the Administrative Agent or the Required Lenders could reasonably determine has or is reasonably likely to have a Material Adverse Effect.

Section 6.24.    Defaults.    No Default or Event of Default exists, nor will any begin to exist immediately after the execution and delivery hereof.

Section 6.25.    Use of Proceeds.    The Borrower’s use of the proceeds of (i) each Engine Acquisition Loan shall be for the purchase or re-financing of Engines listed as “Initial Acquisition Engines” in Schedule 2 and (ii) the Delayed Draw Loan shall be for the purchase or re-financing of Engines listed as “Delayed Draw Engines” in Schedule 2.

ARTICLE VII. [RESERVED]

ARTICLE VIII. EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

Section 8.1.    Payments.    If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full when due and payable or within five (5) Business Days thereafter, or (b) the principal of any Loan, or any amount owing pursuant to Section 2.12(a) or (b) hereof shall not be paid in full when due and payable.

Section 8.2.    Special Covenants.    If the Borrower shall fail or omit to perform and observe Section 5.1, 5.3, 5.5(a), 5.9, 5.12, 5.21, 5.25 and 5.28 hereof.

Section 8.3.    Other Covenants.    If the Borrower shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 8.1 or 8.2 hereof) contained or referred to in this Agreement or any other Related Writing that is on the Borrower’s part, to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of the Borrower becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to the Borrower by the Administrative Agent, the Security Trustee or the Required Lenders that the specified Default is to be remedied.

Section 8.4.    Representations and Warranties.    If any representation, warranty or statement made in or pursuant to this Agreement or any other Related Writing or any other material information furnished by the Borrower to the Administrative Agent, the Security Trustee or the Lenders, or any thereof, shall be false or erroneous in any material respect as of the date of such representation, warranty or statement (without duplication as to any materiality modifiers, qualifications, or limitations applicable thereto).

Section 8.5.    [Reserved].

Section 8.6.     ERISA Default.    The occurrence of one or more ERISA Events that (a) the Required Lenders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of the Borrower.

Section 8.7.    [Reserved].

Section 8.8.    Judgments.    There is entered against the Borrower:

(a)        a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired or payment has become due under the terms of an agreed settlement, provided that such occurrence shall constitute an Event of Default only if the aggregate of all unpaid, unstayed and undischarged judgments for the Borrower, shall exceed Five Million Dollars ($5,000,000) (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider); or

(b)        any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or would be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of three (3) consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section 8.9.    Material Adverse Change.    There shall have occurred any condition or event that the Security Trustee, the Administrative Agent or the Required Lenders reasonably determine has or is reasonably likely to have a Material Adverse Effect.

Section 8.10.    Security.    If any Lien granted in this Agreement or any other Loan Document in favor of the Security Trustee, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and the Borrower has failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by the Security Trustee, in its reasonable discretion) and the Borrower has failed to promptly, upon receipt of notice or otherwise becoming aware of such matters, execute appropriate documents to correct such matters.

Section 8.11.    Validity of Loan Documents.    If (a) any material provision, in the sole opinion of the Security Trustee or the Administrative Agent, of any Loan Document shall at any time cease to be valid, binding and enforceable against the Borrower; (b) the validity, binding effect or enforceability of any Loan Document against the Borrower shall be contested by the

Borrower; (c) the Borrower shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Security Trustee, the Administrative Agent and the Lenders the benefits purported to be created thereby.

Section 8.12.    Solvency.    If the Borrower shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, a sequestrator, a monitor, a custodian, a trustee, an interim trustee, a liquidator, an agent or any other similar official of all or a substantial part of its assets or of the Borrower; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code filed against it and the same shall not be controverted within ten (10) days, or shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of the Borrower; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of the Borrower; (k) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities, and rights of contribution from other Persons); or (l) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

Section 8.13.    Status.    If the Borrower ceases to be (a) an “air carrier” within the meaning of Section 40102 of Title 49 or (b) a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49.

ARTICLE IX. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 9.1.    Optional Defaults.    If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.6, 8.8, 8.9, 8.10, 8.11 or 8.13 hereof shall occur, the Security Trustee may, with the consent of the Required Lenders (a copy of which is delivered to the Administrative Agent), and shall, at the written request of the Required Lenders (a copy of which is delivered to the Administrative Agent), give written notice to the Borrower to:

(a)        terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan; and/or

(b)        accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by the Borrower.

Section 9.2.    Automatic Defaults.    If any Event of Default referred to in Section 8.12 hereof shall occur:

(a)        all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan; and

(b)        the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by the Borrower.

Section 9.3.    [Reserved].

Section 9.4.    Offsets.    If there shall occur or exist any Event of Default referred to in Section 8.12 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by the Borrower to such Lender, whether or not the same shall then have matured, any and all deposit (general or special balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any Affiliate of such Lender, wherever located) to or for the credit or account of the Borrower, all without notice to or demand upon the Borrower or any other Person, all such notices and demands being hereby expressly waived by the Borrower.

Section 9.5.    [Reserved].

Section 9.6.     Collateral.    The Security Trustee, the Administrative Agent and the Lenders shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing executed by the Borrower or otherwise provided in law or equity. Upon the occurrence of an Event of Default and during the continuance thereof, the Security Trustee may require the Borrower to assemble the collateral securing the Obligations, which the Borrower agrees to do, and make it available to the Security Trustee and the Lenders at a reasonably convenient place to be designated by the Security Trustee. The Security Trustee may, with or without notice to or demand upon the Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where such collateral, or any thereof, may be found and to take possession thereof (including anything found in or on such collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of such collateral) and for that purpose may pursue such collateral wherever the same may be found, without liability for trespass or damage caused thereby to the Borrower. After any delivery or taking of possession of the collateral securing the Obligations, or any thereof, pursuant to this Agreement, then, with or without resort to the Borrower personally or any other Person or property, all of which the Borrower hereby waives, and upon such terms and in such manner as the Security Trustee may deem advisable, the Security Trustee, in its discretion, may sell, assign, transfer and deliver any of such collateral at any time, or from time to time. No prior notice need be given to the Borrower or to any other Person in the case of any sale of such collateral that the Security Trustee determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case the Security Trustee shall give the Borrower not fewer than ten days prior notice of either the time and place of any public sale of such collateral or of the time after which any private sale or other intended disposition thereof is to be made. The Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, the Security Trustee, the Administrative Agent or the Lenders may purchase such collateral, or any part thereof, free from any right of redemption, all of which rights the Borrower hereby waives and releases. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, the Security Trustee may apply the net proceeds of each such sale to or toward the payment of the Obligations, whether or not then due, in accordance with Section 9.8. Any excess, to the extent permitted by law, shall be paid to the Borrower, and the Borrower shall remain liable for any deficiency. In addition, the Security Trustee shall at all times have the right to obtain new appraisals of the Borrower or any collateral securing the Obligations, the cost of which shall be paid by the Borrower.

Section 9.7.    Other Remedies.    The remedies in this Article IX are in addition to, and not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. The Security Trustee shall exercise the rights under this Article IX and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 9.8.    Application of Proceeds.

(a)        Payments Prior to Event of Default.    If no Event of Default has occurred and is continuing, all monies received by the Security Trustee or Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows (provided that the Security Trustee and the Administrative Agent shall have the right at all times to apply any payment received from the Borrower first to the payment of all obligations (to the extent not paid by the Borrower) incurred by the Security Trustee and the Administrative Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses to the Security Trustee):

(i)        with respect to payments received in connection with the Delayed Draw Credit Commitment, to the Delayed Draw Lenders; and

(ii)        with respect to payments received in connection with the Engine Acquisition Loan Commitment, to the Engine Acquisition Lenders.

(b)        Payments Subsequent to Event of Default.    If an Event of Default has occurred and is continuing, all monies received by the Security Trustee or Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

(i)        first, to the payment pro rata of all obligations (to the extent not paid by the Borrower) incurred by the Security Trustee and the Administrative Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses to the Security Trustee and Administrative Agent;

(ii)        second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to the Security Trustee and the Administrative Agent, (C) any commitment fees, upfront fees, amendment fees and similar fees shared pro rata among the Lenders under this Agreement that are then accrued and payable, and (D) to the extent not paid by the Borrower, to the obligations incurred by the Lenders pursuant to Section 11.5 hereof;

(iii)        third, for payment of principal outstanding on the Loans, on a pro rata basis to the Lenders, based upon each such Lender’s Overall Commitment Percentage;

(iv)        fourth, to any remaining Obligations; and

(v)        finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE X. THE SECURITY TRUSTEE AND THE ADMINISTRATIVE AGENT

The Lenders authorize (a) Obsidian, and Obsidian hereby agrees, to act as Security Trustee for the Lenders in respect of this Agreement and (b) Cortland, and Cortland hereby agrees, to act as Administrative Agent for the Lenders in respect of this Agreement, in each case upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 10.1.    Appointment and Authorization of the Administrative Agent.    Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower, or the financial condition of the Borrower, or (c) be liable to the Borrower or Lenders for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or any of the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article X are solely for the benefit of the Administrative Agent, the Security Trustee and Lenders and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof.

Section 10.2.    Appointment and Authorization of the Security Trustee.    Each Lender hereby irrevocably appoints and authorizes the Security Trustee to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to the Security Trustee by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Security Trustee nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower, or the financial condition of the Borrower, or (c) be liable to the Borrower for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or any of the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Security Trustee shall not have any duty or responsibility except those expressly set forth herein, nor shall the Security Trustee have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Security Trustee. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Security Trustee is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.3.    Note Holders.    The Administrative Agent and the Security Trustee may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) until written notice of transfer shall have been filed with the Administrative Agent, signed by such payee and in form satisfactory to the Administrative Agent.

Section 10.4.    Consultation With Counsel and Experts.    The Administrative Agent and the Security Trustee may consult with legal counsel, independent public accountants, consultants and other experts selected by the Administrative Agent or the Security Trustee, as the case may be, and neither shall be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel, independent public accountants, consultants or other experts.

Section 10.5.    Documents.    Neither the Administrative Agent nor the Security Trustee shall be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Administrative Agent and the Security Trustee shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 10.6.    Security Trustee and Affiliates.    Obsidian and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Obsidian were not the Security Trustee hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, Obsidian or its affiliates may receive information regarding the Borrower or any Affiliate of Borrower (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Security Trustee shall be under no obligation to provide such information to other Lenders. With respect to Loans, Obsidian and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Obsidian were not the Security Trustee, and the terms “Lender” and “Lenders” include Obsidian and its affiliates, to the extent applicable, in their individual capacities.

Section 10.7.    Knowledge or Notice of Default.    Neither the Administrative Agent nor the Security Trustee shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such party has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent or the Security Trustee receives such a notice, the Administrative Agent or the Security Trustee, as the case may be, shall give notice thereof to the Lenders and the Administrative Agent or the Security Trustee. The Administrative Agent and the Security Trustee shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until the Administrative Agent or the Security Trustee shall have received such directions, the Administrative Agent or the Security Trustee, as the case may be, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

Section 10.8.    Action by Agents.    Subject to the other terms and conditions hereof, so long as the Security Trustee or the Administrative Agent, as applicable, shall be entitled, pursuant to Section 10.7 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, each of the Security Trustee and the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Neither the Security Trustee nor the Administrative Agent shall incur liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Security Trustee or the Administrative Agent as a result of such party’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 10.9.    Delegation of Duties.    The Administrative Agent and the Security Agreement may each execute any of its respective duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Security Trustee shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction. All provisions hereof benefiting Administrative Agent and Security Trustee shall benefit such agents, employees or attorneys-in-fact, including provisions regarding indemnification.

Section 10.10.    Indemnification of Administrative Agent and Security Trustee.    The Lenders agree to indemnify the Security Trustee and the Administrative Agent (in each case, to the extent not reimbursed by the Borrower) ratably, according to their respective Overall Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Security Trustee or the Administrative Agent, each in its respective capacity as agent in any way relating to or arising out of this Agreement or any other Loan Document, or any action taken or omitted by the Security Trustee or the Administrative Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable to the Security Trustee for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from the Security Trustee’s gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction, or from any action taken or omitted by the Security Trustee in any capacity other than as agent under this Agreement or any other Loan Document, provided further that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction, or from any action taken or omitted by the Administrative Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article X. The undertaking in this Section 10.10 shall survive repayment of the Loans, cancellation of the Notes, if any, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.

Section 10.11.    Successor Administrative Agent.    The Administrative Agent may resign as agent hereunder by giving not fewer than thirty (30) days’ prior written notice to the Borrower and the Lenders. If the Administrative Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint a successor agent for the Lenders (with the consent of the Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent’s notice to the Lenders of its resignation, then the Administrative Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. If no successor agent has accepted appointment as the Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Administrative Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Administrative Agent’s resignation as the Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

Section 10.12.    Successor Security Trustee.    The Security Trustee may resign as agent hereunder by giving not fewer than thirty (30) days’ prior written notice to the Borrower and the Lenders. If the Security Trustee shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of the Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Security Trustee’s notice to the Lenders of its resignation, then the Security Trustee shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. If no successor agent has accepted appointment as the Security Trustee by the date that is thirty (30) days following a retiring Security Trustee’s notice of resignation, the retiring Security Trustee’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Security Trustee hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Security Trustee” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Security Trustee’s resignation as the Security Trustee, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Security Trustee under this Agreement and the other Loan Documents.

Section 10.13.    Security Trustee May File Proofs of Claim.    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, (a) the Security Trustee (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Security Trustee shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Security Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Security Trustee and their respective agents and counsel and all other amounts due the Lenders and the Security Trustee) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Security Trustee and, in the event that the Security Trustee shall consent to the making of such payments directly to the Lenders, to pay to the Security Trustee any amount due for the reasonable compensation, expenses, disbursements and advances of the Security Trustee and its agents and counsel, and any other amounts due the Security Trustee. Nothing contained herein shall be deemed to authorize the Security Trustee to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Security Trustee to vote in respect of the claim of any Lender in any such proceeding.

Section 10.14.    No Reliance on Customer Identification Program.    Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on the Administrative Agent or the Security Trustee to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 10.15.    Other Agents.    The Security Trustee shall have the continuing right from time to time to designate one or more Lenders (or its or their affiliates) as “syndication agent”,

“co-syndication agent”, “documentation agent”, “co-documentation agent”, “book runner”, “lead arranger”, “joint lead arranger”, “arrangers” or other designations for purposes hereof. Any such designation referenced in the previous sentence or listed on the cover of this Agreement shall have no substantive effect, and any such Lender and its affiliates so referenced or listed shall have no additional powers, duties, responsibilities or liabilities as a result thereof, except in its capacity, as applicable, as the Security Trustee or a Lender.

Section 10.16.    Right to Request and Act on Instructions.    Administrative Agent and the Security Trustee may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Administrative Agent or the Security Trustee is permitted or desires to take or to grant, and if such instructions are promptly requested, Administrative Agent or the Security Trustee, as the case may be, shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent or the Security Trustee as a result of Administrative Agent or Security Trustee, as applicable, acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders and, notwithstanding the instructions of Required Lenders, Administrative Agent and Security Trustee each shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes it to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.10.

ARTICLE XI. MISCELLANEOUS

Section 11.1.    Lenders’ Independent Investigation.    Each Lender, by its signature to this Agreement, acknowledges and agrees that neither the Security Trustee nor the Administrative Agent has made any representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of the Borrower or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Security Trustee or the Administrative Agent, as applicable, and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Borrower in connection with the extension of credit hereunder, and agrees that neither the Security Trustee nor the Administrative Agent has any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Security Trustee or the Administrative Agent, as applicable, to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.

Section 11.2.    No Waiver; Cumulative Remedies.    No omission or course of dealing on the part of the Security Trustee, the Administrative Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) in exercising any right, power or remedy hereunder or under any of the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 11.3.    Amendments, Waivers and Consents.

(a)        General Rule.     No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders); provided that a copy of each such amendment, modification, termination, or waiver shall be delivered by Borrower to the Administrative Agent; and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)        Exceptions to the General Rule.    Notwithstanding the provisions of subsection (a) of this Section 11.3:

(i)        Unanimous Consent Requirements.    Unanimous consent of the Lenders shall be required with respect to (A) any increase in the Commitment hereunder, (B) the extension of the stated maturity of the Loans, the payment date of interest or scheduled principal hereunder, (C) any reduction in the stated rate of interest on the Loans (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 11.3), or in any amount of interest or scheduled principal due on any Loan, or any change in the manner of pro rata application of any payments made by the Borrower to the Lenders hereunder, (D) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (E) the release of the Borrower or of any material amount of collateral securing the Obligations, except as specifically permitted hereunder or (F) any amendment to this Section 11.3 or Section 9.8 hereof.

(ii)         Provisions Relating to Special Rights and Duties.    No provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement affecting the Security Trustee in its capacity as such shall be amended, modified or waived without the consent of the Security Trustee.

(iii)        Technical and Conforming Modifications.    Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (A) if such modifications are not adverse to the Lenders and are requested by Governmental Authorities, or (B) to cure any ambiguity, defect or inconsistency.

(c)        Replacement of Non-Consenting Lender.    If, in connection with any proposed amendment, waiver or consent hereunder, the consent of all Lenders is required, but only the consent of Required Lenders is obtained, (any Lender withholding consent as described in this subsection (c) being referred to as a “Non-Consenting Lender”), then, at the request and sole expense of the Borrower, upon notice to such Non-Consenting Lender and the Administrative Agent, such Non-Consenting Lender shall assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.10 hereof) all of its interests, rights and obligations under this Agreement to a financial institution acceptable to the Administrative Agent and the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such financial institution (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

(d)        Generally.    Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by the Administrative Agent to all of the Lenders. Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent (or interest in any Loan) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 11.3, regardless of its failure to agree thereto.

Section 11.4.    Notices.    All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement (or, in the case of any Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower and Administrative Agent by the assignee Lender forthwith upon such assignment), or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered (if received during normal business hours on a Business Day, such Business Day or otherwise the following Business Day), or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case of facsimile or electronic communication with telephonic confirmation of receipt. All notices from the Borrower to the Security Trustee, the Administrative Agent or the Lenders pursuant to any of the provisions hereof shall not be effective until received by the Security Trustee, the Administrative Agent or the Lenders, as the case may be. For purposes of Article II hereof, the Security Trustee and the Administrative Agent shall be entitled to rely on instructions from any person that the Security Trustee or the Administrative Agent, as the case may be, in good faith believes is an Authorized Officer, and the Borrower shall hold the Security Trustee, the Administrative Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 11.5.    Costs, Expenses and Documentary Taxes.    The Borrower agrees to pay on demand all costs and expenses of the Security Trustee, the Administrative Agent and the Lenders and all Related Expenses, including but not limited to (a) syndication, administration, travel and reasonable and documented out-of-pocket expenses, including but not limited to attorneys’ fees and expenses of one counsel to the Administrative Agent and one counsel to the Security Trustee and Lenders in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of the Security Trustee, the Administrative Agent and Lenders in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and documented out-of-pocket expenses of one special counsel to the Administrative Agent and one special counsel to the Security Trustee and Lenders, with respect to the foregoing, and of one local counsel to the Administrative Agent and one local counsel for the Security Trustee and Lenders, if any, in each applicable jurisdiction who may be retained by the Administrative Agent, the Security Trustee and Lenders with respect thereto. The Borrower also agrees to pay on demand all costs and expenses (including Related Expenses) of the Security Trustee, the Administrative Agent and each Lender, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any other Related Writing. In addition, the Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents and the other instruments and documents to be delivered hereunder, and agrees to hold the Security Trustee, the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees, other than those liabilities resulting from the gross negligence or willful misconduct of the Person being indemnified, in each case as determined by a final judgment of a court of competent jurisdiction. All obligations provided for in this Section 11.5 shall survive any termination of this Agreement. The Borrower shall not be responsible for the costs and expenses of any Lender in assigning any Loan pursuant to Section 11.10.

Section 11.6.    Indemnification.    The Borrower agrees to defend, indemnify and hold harmless the Security Trustee, the Administrative Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Security Trustee, the Administrative Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender, the Security Trustee or the Administrative Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of the Borrower or its Affiliates; provided that (i) no Lender, the Security Trustee nor the Administrative Agent shall have the right to be indemnified under this Section 11.6 for its own (or its respective affiliates’, officers’, directors’, attorneys’, agents’ or employees’) gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction and (ii) any settlement by an Indemnified Party entered into without the Borrower’s prior written consent shall have been settled in a commercially reasonable manner. All obligations provided for in this Section 11.6 shall survive any termination of this Agreement.

Section 11.7.    Obligations Several; No Fiduciary Obligations.    The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Security Trustee, the Administrative Agent or the Lenders pursuant hereto shall be deemed to constitute the Security Trustee, the Administrative Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between the Borrower and the Lenders with respect to the Loan Documents and the other Related Writings is and shall be solely that of debtor and creditors, respectively, and none of the Security Trustee, the Administrative Agent nor any Lender shall have any fiduciary obligation toward the Borrower with respect to any such documents or the transactions contemplated thereby.

Section 11.8.    Execution in Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile or other electronic signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 11.9.    Binding Effect; Borrower’s Assignment.    This Agreement shall become effective when it shall have been executed by the Borrower, the Security Trustee, the Administrative Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Security Trustee, the Administrative Agent and each of the Lenders and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Security Trustee, the Administrative Agent and all of the Lenders.

Section 11.10.    Lender Assignments.

(a)        Assignments of Commitments.    Each Lender shall have the right at any time or times to assign to an Eligible Transferee or, after acceleration of the Obligations pursuant to Article IX hereof, any other Person (in each case other than to a Defaulting Lender or any other Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender and (iii) such Lender’s Notes. Each Lender shall at all times maintain the same Applicable Commitment Percentage (as rounded to the sixth decimal) with respect to the Delayed Draw Credit Commitment and the Engine Acquisition Loan.

(b)        Prior Consent.    No assignment may be consummated pursuant to this Section 11.10 without the prior written consent of the Borrower, the Security Trustee and the Administrative Agent (other than an assignment by any Lender to any Affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly- owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of the Borrower, the Security Trustee and the Administrative Agent shall not be unreasonably withheld; provided that (i) the consent of the Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist; (ii) the Borrower shall be deemed to have granted its consent unless the Borrower has expressly objected to such assignment within three (3) Business Days after notice thereof and (iii) the Borrower shall not be required to consent to any assignment pursuant to Section 11.10 if the proposed assignee is a fund that owns a controlling equity investment in an airline. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c)        Minimum Amount.    Each such assignment shall be in a minimum amount of the lesser of One Hundred Thousand Dollars ($100,000) of the assignor’s Commitment and interest herein, or the entire amount of the assignor’s Commitment and interest herein.

(d)        Assignment Fee.    Unless the assignment shall be to an Affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to the Administrative Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e)        Assignment Agreement.    The assignor shall (i) cause the assignee to execute and deliver to the Borrower and the Administrative Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to the Administrative Agent such additional amendments, assurances and other writings as the Administrative Agent may reasonably require.

(f)        Non-U.S. Assignee.    If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof or the District of Columbia, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, the Administrative Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, to the extent not previously provided, the Administrative Agent and the Borrower) either U.S. Internal Revenue Service Form W-8ECI, Form W-8IMY (together with the appropriate Form W-8 or Form W-9 from each beneficial owner), Form W-8BEN or Form W-BEN-E, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, the Administrative Agent and the Borrower) to provide to the assignor Lender (and, to the extent not previously provided, to the Administrative Agent and the Borrower) a new Form W-8ECI, Form W-8IMY (together with the appropriate Form W-8 or Form W-9 from each beneficial owner), Form W-8BEN or Form W- 8BEN-E, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g)        Deliveries by Borrower.    Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, the Borrower shall execute and deliver (i) to the Administrative Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by the Borrower in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to the Borrower marked “replaced”.

(h)        Effect of Assignment.    Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 11.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this

Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i)        Administrative Agent to Maintain Register.    The Administrative Agent shall maintain at the address for notices referred to in Section 11.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of demonstrable error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior written notice.

Section 11.11. Sale of Participations.    Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:

(a)        any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b)        such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)        the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents; and

(d)        no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i)        increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii)        reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, without the written consent of each Participant affected thereby.

The Borrower agrees that any Lender that sells participations pursuant to this Section 11.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided that the obligations of the Borrower shall not increase as a result of such transfer and the Borrower shall have no obligation to any Participant.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

Section 11.12.    Replacement of Affected Lenders. Each Lender agrees that, during the time in which any Lender is an Affected Lender, at the request and sole expense of the Borrower, upon notice to such Affected Lender and the Administrative Agent, such Affected Lender shall assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.10 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Transferee, approved by the Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (recognizing that any Affected Lender may have given up its rights under this Agreement to receive payment of fees and other amounts pursuant to Section 2.7(e) and (f) hereof), from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

Section 11.13.    Patriot Act Notice.    Each Lender, and the Administrative Agent (for itself and not on behalf of any other party), hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, such Lender and the Administrative Agent are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of each of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or a Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section 11.14.    Severability of Provisions; Captions; Attachments.    Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 11.15. Investment Purpose.    Each of the Lenders represents and warrants to the Borrower and the Administrative Agent that such Lender is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of the Administrative Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 11.16. Entire Agreement.     This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof (except with respect to the syndication provisions in the Commitment Letter which shall remain in full force and effect after the Closing Date).

Section 11.17.    General Limitation of Liability. No claim may be made by the Borrower, any Lender, the Security Trustee, the Administrative Agent or any other Person against the Security Trustee, the Administrative Agent, or any other Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender, the Security Trustee and the Administrative Agent hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 11.18.    No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Security Trustee, the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Security Trustee, the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower or any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.19.    Legal Representation of Parties.    The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 11.20. Governing Law; Submission to Jurisdiction.

(a)        Governing Law.    THIS AGREEMENT, EACH OF THE NOTES AND ANY OTHER RELATED WRITING SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)        Submission to Jurisdiction.    Each party hereto hereby agrees that any actions or proceedings initiated by any other party hereto and arising directly or indirectly out of any Loan Document may be litigated in the state courts of the State of New York, in New York County and the United States District Court for the Southern District of the State of New York. Each of the parties hereto hereby (A) expressly submits and consents in advance to such non-exclusive jurisdiction and venue in any action or proceeding commenced by any other party in any of such courts, (B) agrees that jurisdiction and venue is proper in such courts, (C) waives personal service of the summons and complaint, or other process or papers issued therein and (D) agrees that such service of the summons and complaint may be made by registered mail, return receipt requested, addressed to the applicable party, at the address set forth in Section 11.4 hereof. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to and Loan Document in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)        Waiver of Jury Trial.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(d)        Appointment of Process Agent.    The Borrower hereby appoints CT Corporation System, with its address at 111 Eighth Avenue, 13th Floor, New York, NY 10011, as its agent for service of process in any matter related to this Agreement or the other Loan Documents and shall provide written evidence of acceptance of such appointment by such agent on or promptly following the Closing Date.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement as of the date first set forth above.

Address:	410 N. 44th Street Suite 700 Phoenix, AZ 85008	MESA AIRLINES, INC.

E-mail:	Brian.Gillman@mesa-air.com	By:	/s/ Brian S. Gillman
	Legal@mesa-air.com		Name: Brian S. Gillman
Telephone:	+1 602-685-4051		Title: Executive Vice President, General
Counsel and Corporate Secretary

[Signature Page to Credit Agreement]

.

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	OBSIDIAN AGENCY SERVICES, INC., as the Security Trustee

E-mail:	fundops@tennenbaumcapital.com	By:	/s/ Howard Levkowitz
Telephone:	310 899 4922		Name: Howard Levkowitz
Title: President

[Signature Page to Credit Agreement]

Address:	225 West Washington Street, 21st Floor Chicago, Illinois 60606 Attn: Ryan Warren and Legal	CORTLAND CAPITAL MARKET SERVICES LLC, as the Administrative Agent

E-mail:	ryan.warren@cortlandglobal.com	By:	/s/ Emily Ergang Pappas
	and legal@cortlandglobal.com		Name: Emily Ergang Pappas
Telephone:	(312) 262-3194		Title: Associate Counsel

[Signature Page to Credit Agreement]

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	SPECIAL VALUE CONTINUATION PARTNERS, LP, as a Lender

E-mail:	fundops@tennenbaumcapital.com	By:	Tennenbaum Capital Partners, LLC
Telephone:	310 899 4922	Its:	Investment Manager

		By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

[Signature Page to Credit Agreement]

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	TCP WATERMAN CLO, LLC, as a Lender
		By:	Tennenbaum Capital Partners, LLC
E-mail:	fundops@tennenbaumcapital.com	Its:	Investment Manager
Telephone:	310 899 4922

		By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

[Signature Page to Credit Agreement]

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	TENNENBAUM SENIOR LOAN FUND II, LP, as a Lender

E-mail:	fundops@tennenbaumcapital.com	By:	Tennenbaum Capital Partners, LLC
Telephone:	310 899 4922	Its:	Investment Manager

		By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

[Signature Page to Credit Agreement]

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	TENNENBAUM SENIOR LOAN FUNDING III, LLC, as a Lender

E-mail:	fundops@tennenbaumcapital.com	By:	Tennenbaum Capital Partners, LLC
Telephone:	310 899 4922	Its:	Investment Manager

		By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

[Signature Page to Credit Agreement]

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	TENNENBAUM SENIOR LOAN OPERATING III, LLC, as a Lender

E-mail:	fundops@tennenbaumcapital.com	By:	Tennenbaum Capital Partners, LLC
Telephone:	310 899 4922	Its:	Investment Manager

		By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

[Signature Page to Credit Agreement]

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	TCP CLO III, LLC, as a Lender
		By:	Series I of SVOF/MM, LLC
E-mail:	fundops@tennenbaumcapital.com	Its:	Collateral Manager
Telephone:	310 899 4922

		By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

[Signature Page to Credit Agreement]

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	TENNENBAUM SENIOR LOAN FUND IV-B, LP, as a Lender

E-mail:	fundops@tennenbaumcapital.com	By:	Tennenbaum Capital Partners, LLC
Telephone:	310 899 4922	Its:	Investment Manager

		By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

[Signature Page to Credit Agreement]

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	TENNENBAUM SENIOR LOAN FUND V, LLC, as a Lender

E-mail:	fundops@tennenbaumcapital.com	By:	Tennenbaum Capital Partners, LLC
Telephone:	310 899 4922	Its:	Investment Manager

		By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

[Signature Page to Credit Agreement]

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	TENNENBAUM ENERGY OPPORTUNITIES CO., LLC, as a Lender

E-mail:	fundops@tennenbaumcapital.com	By:	Tennenbaum Capital Partners, LLC
Telephone:	310 899 4922	Its:	Investment Manager

		By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

[Signature Page to Credit Agreement]

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	TENNENBAUM ENHANCED YIELD OPERATING I, LLC, as a Lender

E-mail:	fundops@tennenbaumcapital.com	By:	Tennenbaum Capital Partners, LLC
Telephone:	310 899 4922	Its:	Investment Manager

		By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

[Signature Page to Credit Agreement]

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	SAFETY NATIONAL CASUALTY CORPORATION, as a Lender

E-mail:	fundops@tennenbaumcapital.com	By:	Tennenbaum Capital Partners, LLC
Telephone:	310 899 4922	Its:	Investment Manager

		By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

[Signature Page to Credit Agreement]

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	TMD-DL HOLDINGS, LLC, as a Lender
		By:	Tennenbaum Capital Partners, LLC
E-mail:	fundops@tennenbaumcapital.com	Its:	Investment Manager
Telephone:	310 899 4922

		By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

[Signature Page to Credit Agreement]

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	TCP DIRECT LENDING FUND VIII, as a Lender

E-mail:	fundops@tennenbaumcapital.com	By:	Tennenbaum Capital Partners, LLC
Telephone:	310 899 4922	Its:	Investment Manager

		By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

[Signature Page to Credit Agreement]

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	TCP DIRECT LENDING FUND VIII-A, as a Lender

E-mail:	fundops@tennenbaumcapital.com	By:	Tennenbaum Capital Partners, LLC
Telephone:	310 899 4922	Its:	Investment Manager

		By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

[Signature Page to Credit Agreement]

Address:	2951 28th Street, Suite 1000 Santa Monica, California 90405	TCP DIRECT LENDING FUND VIII-L, as a Lender

E-mail:	fundops@tennenbaumcapital.com	By:	Tennenbaum Capital Partners, LLC
Telephone:	310 899 4922	Its:	Investment Manager

		By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

[Signature Page to Credit Agreement]

SCHEDULE 1

COMMITMENTS OF LENDERS

LENDERS	DELAYED DRAW LOAN COMMITMENT PERCENTAGE	DELAYED DRAW LOAN COMMITMENT AMOUNT TRANCHE B1	DELAYED DRAW LOAN COMMITMENT AMOUNT TRANCHE C2	ENGINE ACQUISITION LOAN COMMITMENT PERCENTAGE	ENGINE ACQUISITION LOAN COMMITMENT AMOUNT	MAXIMUM AMOUNT
Special Value Continuation Partners, LP	35.40%	$9,268,182.02	$9,731,591.12	35.40%	$16,546,651.92	$35,546,425.06
TCP Waterman CLO, LLC	5.25%	$1,373,846.82	$1,442,539.16	5.25%	$2,452,753.42	$5,269,139.40
Tennenbaum Senior Loan Fund II, LP	7.57%	$1,981,509.84	$2,080,585.33	7.57%	$3,537,625.13	$7,599,720.30
Tennenbaum Senior Loan Funding III, LLC	0.00%	$0.00	$0.00	4.34%	$2,028,238.41	$2,028,238.41
Tennenbaum Senior Loan Operating III, LLC	4.34%	$1,136,065.64	$1,192,868.92	0.00%	$0.00	$2,328,934.56
TCP CLO III, LLC	5.05%	$1,321,006.56	$1,387,056.89	5.05%	$2,358,416.75	$5,066,480.20
Tennenbaum Senior Loan Fund IV-B, LP	1.11%	$290,621.44	$305,152.51	1.11%	$518,851.69	$1,114,625.64
Tennenbaum Senior Loan Fund V, LLC	4.04%	$1,056,805.25	$1,109,645.51	4.04%	$1,886,733.40	$4,053,184.16
Tennenbaum Energy Opportunities Co., LLC	8.07%	$2,113,610.49	$2,219,291.01	8.07%	$3,773,466.80	$8,106,368.30
Tennenbaum Enhanced Yield Operating I, LLC	6.05%	$1,585,207.87	$1,664,468.26	6.05%	$2,830,100.10	$6,079,776.23
Safety National Casualty Corporation	6.36%	$1,664,468.26	$1,747,691.67	6.36%	$2,971,605.11	$6,383,765.04
TMD-DL Holdings, LLC	2.72%	$713,343.54	$749,010.72	2.72%	$1,273,545.05	$2,735,899.31
TCP Direct Lending Fund VIII	5.75%	$1,505,947.48	$1,581,244.85	5.75%	$2,688,595.10	$5,775,787.43
TCP Direct Lending Fund VIII-A	7.60%	$1,989,435.88	$2,088,907.67	7.60%	$3,551,775.63	$7,630,119.18
TCP Direct Lending Fund VIII-L	0.70%	$182,298.91	$191,413.86	0.70%	$325,461.51	$699,174.28
Total Commitment Amount	100.00%	$26,182,350.00	$27,491,467.50	100.00%	$46,743,820.00	$100,417,637.50

1 As such amount may be reduced pursuant to the Credit Agreement.

2 As such amount may be reduced pursuant to the Credit Agreement.

Schedule 1-1

SCHEDULE 2

ENGINES

INITIAL ACQUISITION ENGINES

General Electric Model CF34-8C5 Engines bearing the following manufacturer’s serial numbers:

1.	194745
2.	194450
3.	965557
4.	965251
5.	195600
6.	195601
7.	195604
8.	195609
9.	195616
10.	195617

DELAYED DRAW ENGINES

General Electric Model CF34-8C5 Engines acquired pursuant to the Acquisition Agreement and bearing the following manufacturer’s serial numbers (provided that such manufacturer’s serial numbers may change on or prior to delivery to the Borrower):

1.	195631
2.	195636
3.	195628
4.	195629
5.	195630
6.	[TBD]
7.	[TBD]
8.	[TBD]
9.	[TBD]
10.	[TBD]

Schedule 2-1

SCHEDULE 6.1

CORPORATE EXISTENCE; FOREIGN QUALIFICATION

Jurisdiction of incorporation of the Borrower: Nevada

Jurisdictions where the Borrower is authorized to do business: Arizona

Capitalization of Borrower

Holder of Capital Stock	Number of Shares of Capital Stock Outstanding	Number of Outstanding Shares of Each Class Owned	Percentage of Outstanding Share of Each Class Owned
Mesa Air	1,000	1,000	100%
Group, Inc.

Schedule 6.1-1

SCHEDULE 6.4

LITIGATION AND ADMINISTRATIVE PROCEEDINGS

None.

Schedule 6.4-1

SCHEDULE 6.11

EMPLOYEE BENEFIT PLANS

1. Unum	Life Insurance Company Policy # 590135

2. Unum	Life Insurance Company Policy # 590284

3. UMR,	Inc. Contract # 76410647

4. Discovery	Benefits – Flexible Spending Account (FSA) Plan #501

5. Lincoln	Financial Group MAG-001 (Mesa Air Group, Inc. 401(k) Plan

Schedule 6.11-1

EXHIBIT A

FORM OF

DELAYED DRAW CREDIT NOTE

$	New York, New York
[ ], 201

FOR VALUE RECEIVED, the undersigned, MESA AIRLINES, INC., a Nevada corporation (the “Borrower”), promises to pay to the order of (“Lender”) at the office of                      CORTLAND CAPITAL MARKET SERVICES LLC, as the Administrative Agent, as hereinafter defined, 225 West Washington Street, 21st Floor, Chicago, Illinois 60606, the principal sum of

[                                                                               AND 00/100] .................................................. DOLLARS

in lawful money of the United States of America in consecutive principal payments as set forth in the Credit Agreement (as hereinafter defined).

As used herein, “Credit Agreement” means the Credit Agreement dated as of December 14, 2016, among the Borrower, the Lenders, as defined therein, Obsidian Agency Services, Inc., as the security trustee for the Lenders (the “Security Trustee”) and Cortland Capital Market Services LLC, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Delayed Draw Loan from time to time outstanding, from the date of such Delayed Draw Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(b) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.4(b); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Loans, interest owing thereon and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Delayed Draw Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Exhibit A-1

Except as expressly provided in the Credit Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall in all respects be governed by, and construed in accordance with, the law of the State of New York, including all matters of construction, validity and performance, without giving effect to principles of conflicts of law (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

The undersigned authorizes any attorney at law at any time or times after the maturity hereof (whether maturity occurs by lapse of time or by acceleration) to appear in any state or federal court of record in the United States of America, to waive the issuance and service of process, to admit the maturity of this Note and the nonpayment thereof when due, to confess judgment against the undersigned in favor of the holder of this Note for the amount then appearing due, together with interest and costs of suit, and thereupon to release all errors and to waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned. The undersigned agrees that the Security Trustee’s attorney may confess judgment pursuant to the foregoing warrant of attorney. The undersigned further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from the Security Trustee or the Lenders.

MESA AIRLINES, INC.

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

FORM OF

ENGINE ACQUISITION NOTE

$	New York, New York
December 14, 2016

FOR VALUE RECEIVED, the undersigned, MESA AIRLINES, INC., a Nevada corporation (the “Borrower”), promises to pay to the order of [                        ] (“Lender”) at the office of CORTLAND CAPITAL MARKET SERVICES LLC, as the Administrative Agent, as hereinafter defined, 225 West Washington Street, 21st Floor, Chicago, Illinois 60606, the principal sum of

[                                                                               AND 00/100] .................................................. DOLLARS

in lawful money of the United States of America in consecutive principal payments as set forth in the Credit Agreement (as hereinafter defined).

As used herein, “Credit Agreement” means the Credit Agreement dated as of December

14, 2016, among the Borrower, the Lenders, as defined therein, Obsidian Agency Services, Inc., as the security trustee for the Lenders (the “Security Trustee”) and Cortland Capital Market Services LLC, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of the Engine Acquisition Loan from time to time outstanding, from the date of the Engine Acquisition Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.4(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Engine Acquisition Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of

Exhibit B-1

the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall in all respects be governed by, and construed in accordance with, the law of the State of New York, including all matters of construction, validity and performance, without giving effect to principles of conflicts of law (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

The undersigned authorizes any attorney at law at any time or times after the maturity hereof (whether maturity occurs by lapse of time or by acceleration) to appear in any state or federal court of record in the United States of America, to waive the issuance and service of process, to admit the maturity of this Note and the nonpayment thereof when due, to confess judgment against the undersigned in favor of the holder of this Note for the amount then appearing due, together with interest and costs of suit, and thereupon to release all errors and to waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned. The undersigned agrees that the Security Trustee’s attorney may confess judgment pursuant to the foregoing warrant of attorney. The undersigned further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from the Security Trustee or the Lenders.

MESA AIRLINES, INC.

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

ENGINE ACQUISITION LOAN AMORTIZATION TABLE

PAYMENT
DATE	MANUFACTURER’S SERIAL NUMBER
	194745	194450	965557	965251	195600	195601	195604	195609	195616	195617

1/31/20173	110,740	95,288	211,178	169,973	135,205	130,055	119,753	68,247	61,808	61,808

2/28/2017	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

3/31/2017	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

4/30/2017	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

5/31/2017	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

6/30/2017	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

7/31/2017	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

8/31/2017	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

9/30/2017	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

10/31/2017	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

11/30/2017	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

12/31/2017	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

1/31/2018	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

3 First payment to be updated based on green time as of the first Payment Date.

Exhibit C-1

2/28/2018	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

3/31/2018	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

4/30/2018	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

5/31/2018	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

6/30/2018	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

7/31/2018	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

8/31/2018	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

9/30/2018	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

10/31/2018	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

11/30/2018	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

12/31/2018	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167	39,167

1/31/2019	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

2/28/2019	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

3/31/2019	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

4/30/2019	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

5/31/2019	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

6/30/2019	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

Exhibit C-2

7/31/2019	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

8/31/2019	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

9/30/2019	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

10/31/2019	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

11/30/2019	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

12/31/2019	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

1/31/2020	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

2/29/2020	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

3/31/2020	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

4/30/2020	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

5/31/2020	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

6/30/2020	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

7/31/2020	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

8/31/2020	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

9/30/2020	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

10/31/2020	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

11/30/2020	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

Exhibit C-3

12/31/2020	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

1/31/2021	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

2/28/2021	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

3/31/2021	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

4/30/2021	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

5/31/2021	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

6/30/2021	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

7/31/2021	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

8/31/2021	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

9/30/2021	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

10/31/2021	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

11/30/2021	64,241	45,825	48,228	72,263	90,090	90,237	90,531	92,003	92,187	92,187

12/31/2021	815,000	650,000	700,000	900,000	1,047,294	1,047,294	1,047,294	1,047,294	1,047,294	1,047,294

Total	4,075,000	3,250,000	3,500,000	4,500,000	5,236,470	5,236,470	5,236,470	5,236,470	5,236,470	5,236,470

Exhibit C-4

DELAYED DRAW LOAN AMORTIZATION TABLE

PAYMENT NUMBER	AMOUNT[4]

1	18,027	[5]

2	39,167

3	39,167

4	39,167

5	39,167

6	39,167

7	39,167

8	39,167

9	39,167

10	39,167

11	39,167

12	39,167

4 To be updated based on actual Loan amount.

5 First payment to be updated based on estimated green time as of the first Regularly Scheduled Payment Date.

Exhibit C-5

PAYMENT NUMBER	AMOUNT[4]

13	39,167

14	39,167

15	39,167

16	39,167

17	39,167

18	39,167

19	39,167

20	39,167

21	39,167

22	39,167

23	39,167

24	39,167

25	93,438

26	93,438

27	93,438

28	93,438

Exhibit C-6

PAYMENT NUMBER	AMOUNT[4]

29	93,438

30	93,438

31	93,438

32	93,438

33	93,438

34	93,438

35	93,438

36	93,438

37	93,438

38	93,438

39	93,438

40	93,438

41	93,438

42	93,438

43	93,438

44	93,438

Exhibit C-7

PAYMENT NUMBER	AMOUNT[4]

45	93,438

46	93,438

47	93,438

48	93,438

49	93,438

50	93,438

51	93,438

52	93,438

53	93,438

54	93,438

55	93,438

56	93,438

57	93,438

58	93,438

59	93,438

60	1,047,294

Exhibit C-8

EXHIBIT D

FORM OF

NOTICE OF LOAN

                                 , 201

Cortland Capital Market Services LLC, as the Administrative Agent

225 West Washington Street, 21st Floor

Chicago, Illinois 60606

Attn: Ryan Warren

Facsimile: 312-376-0751

Email: ryan.warren@cortlandglobal.com

Ladies and Gentlemen:

The undersigned,                                 , on behalf of MESA AIRLINES, INC., a Nevada corporation (the “Borrower”), refers to the Credit Agreement, dated as of December     , 2016 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, OBSIDIAN AGENCY SERVICES, INC., as the security trustee for the Lenders (the “Security Trustee”) and CORTLAND CAPITAL MARKET SERVICES LLC, as the administrative agent for the Lenders (the “Administrative Agent”), and hereby gives you notice, pursuant to Section 2.6 of the Credit Agreement that the Borrower hereby requests a Loan (the “Proposed Loan”), and in connection therewith sets forth below the information relating to the Proposed Loan as required by Section 2.6 of the Credit Agreement:

(a)	The Business Day of the Proposed Loan is , 201 .

(b)	The amount of the Proposed Loan is $ .

(c)	The Proposed Loan is to be:
a Delayed Draw Loan / the Engine Acquisition Loan (Check one.)

(d)	The Interest Period is one month.

(e)	The proceeds of the Proposed Loan should be transferred, for the benefit of Borrower, to the account identified in the wiring instructions attached hereto as Schedule 1.

(f)	The Engines related to the Proposed Loan bear serial numbers [ ].

The undersigned hereby certifies on behalf of the Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i)    the representations and warranties contained in each Loan Document are correct in all material respects, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any thereof expressly relate to an earlier date, in which case such representation or warranty shall be correct in all material respects as of such earlier date;

Exhibit D-1

(ii)    no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii)    the conditions set forth in Section 2.6 and Article IV of the Credit Agreement have been satisfied.

[Signature page follows.]

MESA AIRLINES, INC.

By:

Name:

Title:

Exhibit D-2

Schedule 1

Wiring Instructions

Exhibit D-3

EXHIBIT E

FORM OF

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment Agreement”) between                              (the “Assignor”) and                              (the “Assignee”) is dated as of           , 20    . The parties hereto agree as follows:

1.         Preliminary Statement. Assignor is a party to a Credit Agreement, dated as of December 14, 2016 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), among MESA AIRLINES, INC., a Nevada corporation (the “Borrower”), the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), OBSIDIAN AGENCY SERVICES, INC., as the security trustee for the Lenders (the “Security Trustee”) and CORTLAND CAPITAL MARKET SERVICES LLC, as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.        Assignment and Assumption. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, the “Assigned Percentage”) of Assignor’s right, title and interest in and to (a) the Commitment, (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) any Note delivered to Assignor pursuant to the Credit Agreement, and (d) the Credit Agreement and the other Related Writings. After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have one or more Applicable Commitment Percentages under the Credit Agreement equal to the Applicable Commitment Percentages set forth in subparts II.A and II.B on Annex 1 hereto and an Assigned Amount as set forth on subparts I.A and I.B of Annex 1 hereto (hereinafter, the “Assigned Amount”).

3.        Assignment Effective Date. The Assignment Effective Date (the “Assignment Effective Date”) shall be [                     ,         ] (or such other date agreed to by the Administrative Agent). On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:

(a)         receipt by the Administrative Agent of this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by the Administrative Agent and Security Trustee and, if necessary pursuant to the provisions of Section 11.10(b) of the Credit Agreement, by the Borrower;

(b)        receipt by the Administrative Agent from Assignor of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 11.10(d) of the Credit Agreement;

(c)         receipt by the Administrative Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement, (ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by the Administrative Agent, and (iv) such other information as the Administrative Agent shall request; and

Exhibit E-1

(d)     receipt by the Administrative Agent from Assignor or Assignee of any other information required pursuant to Section 11.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.

4.         Payment Obligations. In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor. Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.

5.         Credit Determination; Limitations on Assignor’s Liability. Assignee represents and warrants to Assignor, the Borrower, the Security Trustee, the Administrative Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor; (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 11.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Related Writings are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents. It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any other Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the other Related Writings, (iii) the financial condition or creditworthiness of the Borrower, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the other Related Writings, (v) the inspection of any of the property, books or records of the Borrower, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans. Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Credit Agreement or the other Related Writings, except for its or their own gross negligence or willful misconduct. Assignee appoints the Security Trustee and the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Security Trustee and the Administrative Agent by the terms thereof.

Exhibit E-2

6.        Indemnity. Assignee agrees to indemnify and hold harmless Assignor against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.

7.        Subsequent Assignments. After the Assignment Effective Date, Assignee shall have the right, pursuant to Section 11.10 of the Credit Agreement, to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the other Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the other Related Writings has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor, and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.

8.        Reductions of Aggregate Amount of Commitments. If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of Assignee shall be recalculated based on the reduced Total Commitment Amount.

9.         Acceptance of Administrative Agent; Notice by Assignor. This Assignment Agreement is conditioned upon the acceptance and consent of the Administrative Agent and Security Trustee and, if necessary pursuant to Section 11.10 of the Credit Agreement, upon the acceptance and consent of the Borrower; provided that the execution of this Assignment Agreement by the Administrative Agent and Security Trustee and, if necessary, by the Borrower is evidence of such acceptance and consent.

10.        Entire Agreement. This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11.        Governing Law. This Assignment Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws.

12.        Notices. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.

13.         Counterparts. This Assignment Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[Remainder of page intentionally left blank.]

Exhibit E-3

14.        JURY TRIAL WAIVER. EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE SECURITY TRUSTEE, THE ADMINISTRATIVE AGENT, ANY OF THE LENDERS, AND THE BORROWER, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY THE ABILITY OF THE SECURITY TRUSTEE, THE ADMINISTRATIVE AGENT OR THE LENDERS TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG THE BORROWER, THEE SECURITY TRUSTEE, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[NAME OF THE ASSIGNOR]

Address:

	Attn:	By:
	Phone:	Name:
	Fax:	Title:

[NAME OF THE ASSIGNEE]

Address:

	Attn:	By:
	Phone:	Name:
	Fax:	Title:

Accepted and Consented to this day of , 20 :		Accepted and Consented to this day of , 20 :

CORTLAND CAPITAL MARKET SERVICES LLC as the Administrative Agent		[INSERT SIGNATURE OF THE BORROWER IF REQUIRED]

MESA AIRLINES, INC.

By:		By:
Name:		Name:
Title:		Title:

Exhibit E-4

OBSIDIAN AGENCY SERVICES, INC. as the Security Trustee

By:
Name:
Title:

Exhibit E-5

ANNEX 1

TO

ASSIGNMENT AND ACCEPTANCE AGREEMENT

On and after the Assignment Effective Date, after giving effect to all other assignments being made by Assignor on the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I.	INTEREST BEING ASSIGNED TO ASSIGNEE

	A.	Delayed Draw Credit Commitment

Applicable Commitment Percentage of
		Delayed Draw Credit Commitment	%
		Assigned Amount	$

	B.	Engine Acquisition Loan Commitment

Applicable Commitment Percentage of
		Engine Acquisition Loan Commitment	%
		Assigned Amount	$

II.	ASSIGNEE’S COMMITMENT (as of the Assignment Effective Date)

	A.	Delayed Draw Credit Commitment

Applicable Commitment Percentage of
		Delayed Draw Credit Commitment	%
		Assignee’s Delayed Draw Credit Commitment amount	$

	B.	Engine Acquisition Loan Commitment

Applicable Commitment Percentage of
		Engine Acquisition Loan Commitment	%
		Assignee’s portion of the Engine Acquisition Loan	$

III.	ASSIGNOR’S COMMITMENT (as of the Assignment Effective Date)

	A.	Delayed Draw Credit Commitment

Applicable Commitment Percentage of
		Delayed Draw Credit Commitment	%
		Assignor’s remaining Delayed Draw Credit Commitment amount	$

	B.	Engine Acquisition Loan Commitment

Applicable Commitment Percentage of
		Engine Acquisition Loan Commitment	%
		Assignor’s remaining portion of the Engine Acquisition Loan	$

Exhibit E-6

EXHIBIT F

FORM OF

ENGINE UTILIZATION REPORT

[see attached]

Exhibit F-1

MONTHLY ENGINE UTILIZATION AND STATUS REPORT

Report Due Date:

To:	225 West Washington Street,
21st Floor
Chicago, Illinois 60606

FORWARD REPORT VIA E-MAIL TO:            ryan.warren@cortlandglobal.com

From:	Mesa Airlines, Inc.
Contact:	Bob McConnell
Telephone:	602-225-1626
Fax:	n/a

1.	LEASE SCHEDULE NO.
2.	ENGINE TYPE: CF34-8C5
3.	SERIAL NO.
4.	Month of:

5.	UTILIZATION RECORD

Engine Position (on Aircraft) or other Location:

Flight Hours Flown During Month: Hours:                                                          Minutes:

Flight Cycles During Month:

INSTALLATION/REMOVAL:

Date Installed:

Date Removed:

Make/Model/Serial no. of Aircraft:

Original Position:

Actual Location:

Current Thrust Rating:

Total Time Since New as of Last Month:                 Hours:                             Minutes:

Total Cycles Since New as of Last Month:                                         Cycles

6.	MAJOR OR NON-ROUTINE REPAIRS/OCCURRENCES (If Applicable):

State if engine is operating satisfactorily:                        yes                              no

(if no, give details under “Comments” below)

The undersigned has executed this certificate as of the        day of                 , 20

Mesa Airlines, Inc.

3919 E. Air Lane Drive

Phoenix, AZ 85034

By:

Name:

Title:

Date:

Exhibit F-2